UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TURNPOINT MEDICAL DEVICES, INC
(Exact name of registrant as specified in its charter)

Delaware	3841	46-3504172
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation)	Classification Code Number)	Identification No.)

665 Martinsville Road, Ste. 219

Basking Ridge, NJ 07920

Tel. No.: (908) 350-7660

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Gregg Jaclin, Esq.

Szaferman, Lakind, Blumstein & Blader, PC

101 Grovers Mill Road

Second Floor

Lawrenceville, NJ 08648

(609) 275-0400

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 par value per share (“Common Stock”) (2)	6,178,581	$1.50	$9,267,872	$933.27
Common Stock issuable upon exercise of outstanding warrants (3)	1,972,563	1.75	3,451,986	347.61
Common Stock issuable upon exercise of outstanding warrants (4)	1,811,596	3.00	5,434,788	547.28

Total	9,962,740		$18,154,646	$1,828.17

(1) This registration statement covers the resale by our selling shareholders of up to 9,962,740 shares of Common Stock previously issued to such selling shareholders (6,178,581 shares) and shares of Common Stock underlying warrants issued previously to such selling shareholders (3,784,159 shares) (the “Warrants”). Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock, as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act. Our shares of Common Stock are not traded on any national exchange and in accordance with Rule 457(o) the offering price was determined by the price of the shares that were sold to some of our shareholders in a private placement. We intend to apply to have our shares of Common Stock quoted on the OTCQB marketplace of OTC Link. Before our shares of Common Stock can be quoted on the OTCQB marketplace of OTC Link, the Financial Industry Regulatory Authority (“FINRA”) needs to approve a Form 211 Application filed a by a market maker. There can be no assurance that: (a) a market maker will agree to file the Form 211 Application; (b) the FINRA will approve the Form 211 Application; or (c) that our application to be quoted on the OTCQB marketplace of OTC Link will be approved by OTC Markets Group Inc.

(3) This offering price per share of $1.75 is calculated based upon the price at which the Warrants or rights may be exercised pursuant to Rule 457(g)(1) of the Securities Act of 1933, as amended.

(4) This offering price per share of $3.00 is calculated based upon the price at which the Warrants or rights may be exercised pursuant to Rule 457(g)(1) of the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion, dated November 10, 2015

TURNPOINT MEDICAL DEVICES, INC.

PROSPECTUS

9,962,740 Shares of Common Stock

The selling shareholders named in this prospectus are offering all of the shares of Common Stock offered through this prospectus. The Common Stock to be sold by the selling shareholders as provided in the “Selling Security Holders” section is shares of our Common Stock, $0.001par value per share (the “Common Stock”), that have already been issued and are currently outstanding. We will not receive any proceeds from the sale of the Common Stock covered by this prospectus.

Our Common Stock is presently not traded on any market or securities exchange. The selling shareholders have not engaged any underwriter in connection with the sale of their shares of Common Stock. We intend to apply to have our shares of Common Stock quoted on the OTCQB marketplace of OTC Link. Before our shares of Common Stock can be quoted on the OTCQB marketplace of OTC Link, the Financial Industry Regulatory Authority (“FINRA”) needs to approve a Form 211 Application filed a by a market maker. There can be no assurance that: (a) a market maker will agree to file the Form 211 Application; (b) the FINRA will approve the Form 211 Application; or (c) that our application to be quoted on the OTCQB marketplace of OTC Link will be approved by OTC Markets Group Inc. We have agreed to bear the expenses relating to the registration of the shares of the selling shareholders.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are subject to reduced public company reporting requirements.

Investing in our Common Stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our Common Stock in “Risk Factors” beginning on page 4  of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 10, 2015

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the Common Stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “Turnpoint,” “Turnpoint Medical,” “Company,” “we,” “us” and “our” refer to Turnpoint Medical Devices, Inc. or any of its subsidiaries.

Overview

We are in the business of investing in and acquiring late stage development medical device technology and using such technology to produce a medical device that has market impact potential to affect positive change for customers and the market through increased quality, safety and effectiveness.

In January 2015, we acquired from Leveraged Developments LLC of Portsmouth, NH (“LD”) the patents and other intellectual property related to the technology of a new type infusion pump, for the purpose of finalizing—in partnership with LD—the development of this device and obtaining FDA clearance. On February 26, 2015, we entered into a memorandum of understanding with Medical Specialties Distributors LLC (“MSD”), awarding MSD exclusive rights to distribute the pump system and disposables to the Home Infusion and the Cancer Clinic markets. MSD is the largest distributor for these market segments.

The Company believes that this new technology will revolutionize the infusion therapy market and deliver better patient care, provider practices and healthcare economics, and hopes that the new technology will eliminate many of the problems inherent in traditional infusion pump technology and designs, such as:

•	Mechanical and software design failures;
•	False alarms (“Alarm Fatigue”);
•	Life-threatening failures;
•	Inaccurate drug delivery;
•	Infection, air-in-line and battery issues; and
•	Constant workflow interruptions.

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We seek to obtain final FDA clearance and begin manufacturing during the first quarter in 2016.

Company History

Turnpoint Medical Devices, Inc. (the “Company”) was incorporated as a Delaware corporation on August 23, 2013 under the name Point Medical, Inc. In February 2015, we changed our name to Turnpoint Medical Devices, Inc.

Where You Can Find Us

Our principal executive offices are located at 665 Martinsville Road, Suite 219, Basking Ridge, New Jersey 07920. Our telephone number is (908) 350-7660.

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as that term is used in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	A requirement to have only two years of audited financial statements and only two years of related MD&A;

●	Exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002;

●	Reduced disclosure about the emerging growth company’s executive compensation arrangements; and

●	No non-binding advisory votes on executive compensation or golden parachute arrangements.

We have already taken advantage of these reduced reporting burdens in this prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. We have elected to use the extended transition period provided above and therefore our financial statements may not be comparable to companies that comply with public company effective dates.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

For more details regarding this exemption, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies.”

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THE OFFERING

Securities Offered (1)	9,962,740 shares of Common Stock in the aggregate. Of the securities being offered, 6,178,581 shares of Common Stock are issued and outstanding and this number represents 82.3% of our current outstanding Common Stock. Of the securities being offered, 3,784,159 shares of Common Stock are subject to the exercise of Warrants granted by the Company and this number represents 91.3% of the shares of Common Stock that the Company has granted subject to the exercise of Warrants.

Common Stock Outstanding Before the Offering (2):	7,510,885

Common Stock Outstanding After the Offering (2):	7,510,885

Terms of the Offering: Termination of the Offering:

The selling shareholders will determine when and how they will sell the Common Stock offered in this prospectus.

The offering will conclude upon the earliest of: (i) such time as all of the Common Stock has been sold pursuant to the registration statement of which this prospectus forms a part (the “Registration Statement”); or (ii) such time as all of the Common Stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Market for Our Common Stock:	There is currently no market for our Common Stock and we cannot assure you that a market will develop. We intend to apply to have our shares of Common Stock quoted on the OTCQB marketplace of OTC Link. Before our shares of Common Stock can be quoted on the OTCQB marketplace of OTC Link, FINRA needs to approve a Form 211 Application filed a by a market maker. There can be no assurance that: (a) a market maker will agree to file the Form 211 Application; (b) the FINRA will approve the Form 211 Application; or (c) that our application to be quoted on the OTCQB marketplace of OTC Link will be approved by OTC Markets Group Inc.

Use of proceeds:	We are not selling any shares of the Common Stock covered by this prospectus. As such, we will not receive any of the offering proceeds from the registration of the shares of Common Stock covered by this prospectus.

Risk Factors:	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 4.

(1) The percentages disclosed herein are based on 7,510,885 shares of Common Stock outstanding as of September 8, 2015 and 4,143,175 shares of Common Stock subject to warrants as of September 8, 2015 (11,654,060 shares in the aggregate).

(2) Does not include Common Stock underlying any outstanding warrants, convertible notes or options.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our Company and management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the offering on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

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The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below together with the information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus. If any of the following occur, our business, financial condition, results of operations and future growth prospects could be materially adversely affected. In these circumstances, the price of our common stock could decline, and you may lose all of your investment.

Risks Related to Our Company

We have not assessed the effectiveness of our disclosure controls and procedures or our internal control over financial reporting and there are no assurances either of these are effective. If there is a material weakness in our disclosure controls and procedures or our internal control over financial reporting, there are no assurances that our financial statements will not contain errors which could require us to restate our financial statements.

Following the effectiveness of the registration statement of which this prospectus is part, we will be required to maintain “disclosure controls and procedures” as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 and thereafter to report on a quarterly basis, in our quarterly and annual reports which we will file the SEC, our management’s conclusion regarding the effectiveness of our disclosure controls and procedures. In addition, we will report on the effectiveness of internal control over financial reporting in our annual report as we are required under the applicable SEC rules (i.e., in the second annual report we file after becoming subject to the reporting required under section 13(a) or 15(d) of the  Securities Exchange Act of 1934 ). However, as we will in all likelihood be a smaller reporting company when we are first required to provide this report, we will be exempt from the auditor attestation requirements concerning our report at the time the first report is issued, and will remain exempt from those attestation requirements so long as we remain a smaller reporting company.

As we are not presently subject to these rules, our management has not conducted an assessment of the sufficiency of our disclosure controls and procedures for any period nor have we begun evaluating our internal control systems in order to allow our management to report on our internal control over financial reporting. Once our management undertakes these assessments and evaluations, there are no assurances our management will conclude that either our disclosure controls and procedures and/or our internal control over financial reporting are effective, and that there are not significant deficiencies and/or material weaknesses in either or both. A material weakness is a deficiency, or a combination of deficiencies, so that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting. In the event we identify significant deficiencies and/or material weaknesses in our disclosure controls and procedures and/or our internal control over financial reporting, there are no assurances that our financial statements will not contain one or more errors which will require us to restate those financial statements. If we cannot remediate these significant deficiencies and/or material weaknesses in a timely manner, or if we are required to restate our financial statements, investors and others may lose confidence in the reliability of our financial statements which would adversely impact our ability to grow our Company.

We are a development stage company and have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

We are a development stage company with limited operating history. To date, we have focused primarily on investing in and acquiring last stage development medical device technology in the infusion therapy market. We have incurred significant net losses since our inception in August 2013, including net losses of approximately $1,656,239 and $98,257 for the year ended December 31, 2014 and the period from inception to December 31, 2013, respectively, and net losses of approximately $1,130, 842 and $240,327 for the six month periods ended June 30, 2015 and 2014, respectively.

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We have devoted most of our financial resources to research and development of a new fusion pump and related accessories through Leveraged Developments LLC. To date, we have financed our operations exclusively through the sale of equity securities and debt. The size of our future net losses will depend, in part, on the rate of future expenditures and our ability to generate revenues. To date, none of our technology or product candidates have been commercialized, and if our product candidates are not successfully developed or commercialized, or if revenues are insufficient, we will not achieve profitability and our business may fail. Even if we successfully obtain regulatory clearance, our revenues are also dependent upon the market acceptance of our technologies, the size of the market, and our ability to compete in the market.

We expect to continue to incur substantial and increased expenses as we expand our research and development activities. We also expect an increase in our expenses associated with creating additional infrastructure to support operations as a public company. As a result of the foregoing, we expect to continue to incur significant and increasing losses and negative cash flows for the foreseeable future.

If we violate any provisions of the FDC Act or any other statutes or regulations, then we could be subject to enforcement actions by the FDA or other governmental agencies.

We face a significant compliance burden under the FDC Act and other applicable statutes and regulations which govern the testing, labeling, storage, record keeping, distribution, sale, marketing, advertising and promotion of our medically approved products.

If we violate the FDC Act or other regulatory requirements at any time during or after the product development and/or approval process or we fail to promptly address the issues raised in the warning letter discussed above, we could be subject to enforcement actions by the FDA or other agencies, including:

•	fines;

•	injunctions;

•	civil penalties;

•	recalls or seizures of products;

•	total or partial suspension of the production of our products;

•	withdrawal of any existing approvals or pre-market clearances of our products;

•	refusal to approve or clear new applications or notices relating to our products;

•	recommendations that we not be allowed to enter into government contracts; and

•	criminal prosecution.

Any of the above could have a material adverse effect on our business, financial condition and results of operations.

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We cannot assure you that our products will be safe or that there will not be product-related deaths, serious injuries or product malfunctions. Further, we are required under applicable law to report any circumstances relating to our medically approved products that could result in deaths or serious injuries. These circumstances could trigger recalls, class action lawsuits and other events that could cause us to incur expenses and may also limit our ability to generate revenues from such products.

We cannot assure you that our products will prove to be safe or that there will not be product-related deaths or serious injuries or product malfunctions, which could trigger recalls, class action lawsuits and other events that could cause us to incur significant expenses, limit our ability to market our products and generate revenues from such products or cause us reputational harm.

Under the FDC Act, we are required to submit medical device reports, or MDRs, to the FDA to report device-related deaths, serious injuries and malfunctions of medically approved products that could result in death or serious injury if they were to recur. Depending on their significance, MDRs could trigger events that could cause us to incur expenses and may also limit our ability to generate revenues from such products, such as the following:

•	information contained in the MDRs could trigger FDA regulatory actions such as inspections, recalls and patient/physician notifications;

•	because the reports are publicly available, MDRs could become the basis for private lawsuits, including class actions; and

•	if we fail to submit a required MDR to the FDA, the FDA could take enforcement action against us.

If any of these events occur, then we could incur significant expenses and it could become more difficult for us to market and sell our products and to generate revenues from sales. Other countries may impose analogous reporting requirements that could cause us to incur expenses and may also limit our ability to generate revenues from sales of our products.

Product liability associated with the production, marketing and sale of our products, and/or the expense of defending against claims of product liability, could materially deplete our assets and generate negative publicity which could impair our reputation.

The production, marketing and sale of Large Volume Infusion Pumps and Intravenous Fluid Injection products have inherent risks of liability in the event of product failure or claim of harm caused by product operation. Furthermore, even meritless claims of product liability may be costly to defend against. Although we have acquired product liability insurance for our products, we may not be able to maintain or obtain this insurance on acceptable terms or at all. Because we may not be able to obtain insurance that provides us with adequate protection against all potential product liability claims, a successful claim in excess of our insurance coverage could materially deplete our assets. Moreover, even if we are able to obtain adequate insurance, any claim against us could generate negative publicity, which could impair our reputation and adversely affect the demand for our products, our ability to generate sales and our profitability.

Some of the agreements that we may enter into with manufacturers of our products and components of our products may require us:

•	to obtain product liability insurance; or

•	to indemnify manufacturers against liabilities resulting from the sale of our products.

Even if we are able to obtain and maintain product liability insurance, if a successful claim in excess of our insurance coverage is made, then we may have to indemnify some or all of our manufacturers for their losses, which could materially deplete our assets.

We face significant challenges in obtaining market acceptance of our products, which could adversely affect our potential sales and revenues.

We do not yet have an established market or customer base for our products. Acceptance of our products in the marketplace by both potential users, and potential purchasers, including hospitals, infusion clinics, ambulances and other health care and non-healthcare providers, is uncertain, and our failure to achieve sufficient market acceptance will significantly limit our ability to generate revenue and be profitable. Market acceptance will require substantial marketing efforts and the expenditure of significant funds by us to inform hospitals, infusion clinics, ambulances and other health care and non-healthcare providers of the benefits of using our products. We may encounter significant clinical and market resistance to our products and our products may never achieve market acceptance. We may not be able to build key relationships with physicians, clinical groups and government agencies, pursue or increase sales opportunities in Europe or elsewhere. Product orders may be cancelled, patients or customers currently using our products may cease to do so and patients or customers expected to begin using our products may not. Factors that may affect our ability to achieve acceptance of our products in the marketplace include whether:

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•	such products will be safe for use;

•	such products will be effective;

•	such products will be cost-effective;

•	we will be able to demonstrate product safety, efficacy and cost-effectiveness;

•	there are unexpected side effects, complications or other safety issues associated with such products; and

•	government or third party reimbursement for the cost of such products is available at reasonable rates, if at all.

Acceptance of our products in the marketplace is also uncertain, and our failure to achieve sufficient market acceptance and sell such products at competitive prices will limit our ability to generate revenue and be profitable. Our products and technologies may not achieve expected reliability, performance and endurance standards. Our water products and technology may not achieve market acceptance, including among hospitals, or may not be deemed suitable for other commercial, military, industrial or retail applications.

If we are not able to successfully scale-up production of our products, then our sales and revenues will suffer.

In order to commercialize our products, we need to be able to produce them in a cost-effective way on a large scale to meet commercial demand, while maintaining extremely high standards for quality and reliability. The extent to which we fail to successfully commercialize our products will limit our ability to be profitable.

We expect to rely on a limited number of independent manufacturers to produce our products. Our manufacturers’ systems and procedures may not be adequate to support our operations and may not be able to achieve the rapid execution necessary to exploit the market for our products. Our manufacturers could experience manufacturing and control problems as they begin to scale-up our future manufacturing operations, if any, and we may not be able to scale-up manufacturing in a timely manner or at a commercially reasonable cost to enable production in sufficient quantities. If we experience any of these problems with respect to our manufacturers’ initial or future scale-ups of manufacturing operations, then we may not be able to have our products manufactured and delivered in a timely manner. Our products are new and evolving, and our manufacturers may encounter unforeseen difficulties in manufacturing them in commercial quantities or at all.

If we cannot develop adequate distribution, customer service and technical support networks, then we may not be able to market and distribute our products effectively and/or customers may decide not to order our products. In either case, our sales and revenues will suffer.

Our strategy requires us to distribute our products and provide a significant amount of customer service and maintenance and other technical service. To provide these services, we have begun, and will need to continue, to develop a network of distribution and a staff of employees and independent contractors in each of the areas in which we intend to operate. We cannot assure that we will be able to organize and manage this network on a cost-effective basis. If we cannot effectively organize and manage this network, then it may be difficult for us to distribute our products and to provide competitive service and support to our customers, in which case customers may be unable, or decide not, to order our products and our sales and revenues will suffer.

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We have limited experience selling our products to healthcare facilities, and we might be unsuccessful in increasing our sales.

Our business strategy depends in part on our ability to sell our products to hospitals and other healthcare facilities. We have limited experience with respect to sales and marketing. If we are unsuccessful at manufacturing, marketing and selling our products, our operations and potential revenues will be materially adversely affected.

We cannot sell our products, including certain modifications thereto, until we obtain the requisite regulatory approvals and clearances in the countries in which we intend to sell our products. If we fail to receive, or experience a significant delay in receiving, such approvals and clearances, then we may not be able to get our products to market and enhance our revenues.

Our business strategy depends in part on our ability to get our products into the market as quickly as possible. The Company is currently funding Leveraged Developments LLC (“LD”) to design, engineer, develop, optimize, test, initiate manufacturing and obtain regulatory approvals and clearances for commercial marketing of new products. The regulatory approvals and clearance have not yet obtained.

There is no assurance that any products developed by us or LD will be approved for marketing. The clearance and/or approval processes can be lengthy and uncertain and each requires substantial commitments of our financial resources and our management’s and LD’s time and effort. We may not be able to obtain FDA or CE marking or regulatory approval or clearance for any of our products in a timely manner or at all. Even if we do obtain regulatory approval, approval may be only for limited uses with specific classes of patients, processes or other devices. Our failure to obtain, or delays in obtaining, the necessary regulatory clearance and/or approvals would prevent us from selling our affected products in the applicable regions. If we cannot sell some of our products in such regions, or if we are delayed in selling while waiting for the necessary clearance and/or approvals, our ability to generate revenues from these products will be limited.

We intend to market our products globally. Requirements pertaining to the sale of our products vary widely from country to country. It may be very expensive and difficult for us to meet the requirements for the sale of our products in many countries. As a result, we may not be able to obtain the required approvals in a timely manner, if at all. If we cannot sell our products in a particular region, then the size of our potential market could be reduced, which would limit our potential sales and revenues.

Significant additional governmental regulation could subject us to unanticipated delays which would adversely affect our sales and revenues.

Our business strategy depends in part on our ability to get our products into the market as quickly as possible. Additional laws and regulations, or changes to existing laws and regulations that are applicable to our business may be enacted or promulgated, and the interpretation, application or enforcement of the existing laws and regulations may change. We cannot predict the nature of any future laws, regulations, interpretations, applications or enforcements or the specific effects any of these might have on our business. Any future laws, regulations, interpretations, applications or enforcements could delay or prevent regulatory approval or clearance of our products and our ability to market our products. Moreover, changes that result in our failure to comply with the requirements of applicable laws and regulations could result in the types of enforcement actions by the FDA and/or other agencies as described above, all of which could impair our ability to have manufactured and to sell the affected products.

Protecting our intellectual property in our technology through patents may be costly and ineffective. If we are not able to adequately secure or enforce protection of our intellectual property, then we may not be able to compete effectively and we may not be profitable.

Our future success depends in part on our ability to protect the intellectual property for our technology through patents. We will only be able to protect our products and methods from unauthorized use by third parties to the extent that our products and methods are covered by valid and enforceable patents or are effectively maintained as trade secrets. In January of 2015, we acquired the patents and other intellectual property relating to a new type of infusion pump from LD. Other than the patents acquired from LD, the Company does not currently have any other patents. However, the Company applied for four (4) additional patents on May 22, 2014 and these patents are currently pending. As the Company develops new technology, the Company intends to file for patent protection as needed. Once granted, the U.S. patents granted to LD will expire at various times assuming they are properly maintained.

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The protection provided by our patents, and any future patent applications if issued, may not be broad enough to prevent competitors from introducing similar products into the market. Our patents, if challenged or if we attempt to enforce them, may not necessarily be upheld by the courts of any jurisdiction. Numerous publications may have been disclosed by, and numerous patents may have been issued to, our competitors and others relating to methods and devices for infusion of which we are not aware and additional patents relating to methods and devices for infusion may be issued to our competitors and others in the future. If any of those publications or patents conflict with our patent rights, or cover our products, then any or all of any future patent applications could be rejected and any or all of our granted patents could be invalidated, either of which could materially adversely affect our competitive position.

Litigation and other proceedings relating to patent matters, whether initiated by us or a third party, can be expensive and time-consuming, regardless of whether the outcome is favorable to us, and may require the diversion of substantial financial, managerial and other resources. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related development, product sales or commercialization activities. In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others and the claims of these patents are ultimately determined to be valid, then we may be required to obtain licenses under patents of others in order to develop, manufacture, use, import and/or sell our products. We may not be able to obtain licenses under any of these patents on terms acceptable to us, if at all. If we do not obtain these licenses, we could encounter delays in, or be prevented entirely from using, importing, developing, manufacturing, offering or selling any products or practicing any methods, or delivering any services requiring such licenses.

If we file patent applications or obtain patents in foreign countries, we will be subject to laws and procedures that differ from those in the United States. Such differences could create additional uncertainty about the level and extent of our patent protection. Moreover, patent protection in foreign countries may be different from patent protection under U.S. laws and may not be as favorable to us. Many non-U.S. jurisdictions, for example, prohibit patent claims covering methods of medical treatment of humans, although this prohibition may not include devices used for such treatment.

If we are not able to secure and enforce protection of our trade secrets through enforcement of our confidentiality and non-competition agreements, then our competitors may gain access to our trade secrets, we may not be able to compete effectively and we may not be profitable. Such protection may be costly and ineffective.

We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our President, Jerry Ruddle, and with other parties to whom we have divulged such trade secrets. If these individuals and other parties breach our confidentiality agreements and non-competition agreements, or if these agreements are not sufficient to protect our technology or are found to be unenforceable, then our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. Policing unauthorized use of our trade secrets is difficult and expensive, particularly because of the global nature of our operations. The laws of other countries may not adequately protect our trade secrets.

9

If we are not able to maintain sufficient quality controls, then the approval or clearance of our products by the European Union, the FDA or other relevant authorities could be withdrawn, delayed or denied and our sales and revenues will suffer.

Approval or clearance of our products could be withdrawn, delayed or denied by the European Union, the FDA and the relevant authorities of other countries if our manufacturing facilities do not comply with their respective manufacturing requirements. The European Union imposes requirements on quality control systems of manufacturers, which are inspected and certified on a periodic basis and may be subject to additional unannounced inspections. Failure by our manufacturers to comply with these requirements could prevent us from marketing our products in the European Community. The FDA also imposes requirements through quality system requirements, or QSR, regulations, which include requirements for good manufacturing practices. Failure by our manufacturers to comply with these requirements could prevent us from obtaining clearance of our products from the FDA and European Union and from marketing such products in the United States or the European Union. Although the manufacturing facilities and processes that we will use to manufacture our TPM Breeze Pump have not been inspected and certified by a worldwide testing and certification agency (also referred to as a notified body) that performs conformity assessments to European Union requirements for medical devices, they have been routinely inspected by the FDA. A “notified body” is a group accredited and monitored by governmental agencies that inspects manufacturing facilities and quality control systems at regular intervals and is authorized to carry out unannounced inspections. We cannot be sure that any of the facilities or processes we use will comply or continue to comply with their respective requirements on a timely basis or at all, which could delay or prevent our obtaining the approvals we need to market our products in the European Community and the United States.

To market our products in the European Community, the United States and other countries, where approved, manufacturers of such products must continue to comply or ensure compliance with the relevant manufacturing requirements. Although we cannot control the manufacturers of our products, we may need to expend time, resources and effort in product manufacturing and quality control to assist with their continued compliance with these requirements. If violations of applicable requirements are noted during periodic inspections of the manufacturing facilities of our manufacturers or we fail to address issues raised by the FDA in these inspections, then we may not be able to continue to market the products manufactured in such facilities and our revenues may be materially adversely affected.

We Rely On Third-Party Developer, Manufacturer and Distributor, Some Of Which Are Sole-Source Developers, Manufacturers and Distributors, To Provide Components For Our Products.

All of the components that go into the research and development, manufacture and distribution of our infusion therapy technology, products and accessories are performed by third-parties, and some of these components are provided by a single third party or by a third party that could potentially become a competitor. If we experience a significant disruption in the development of our technology and product, the manufacturing of our product or the distribution of our product our business could be materially and adversely affected. In addition, if we experience a significant increase in demand for our products, our third party manufacturer and distributor might not have the capacity or elect to meet our needs as they allocate resources to other customers. Our reliance on third party providers involves a number of additional risks, including risks related to: capacity constraints, price increases, timely delivery, component quality, failure to remain in business and adjust to market conditions, delays in, or the inability to execute on, product specifications and technologies, and natural disasters, fire, acts of terrorism or other catastrophic events.

Our future success is dependent, in part, on the performance and continued service of certain of our key executives.

The Company will be dependent on certain of its key executives for the foreseeable future. The loss of the services from any of them could have a material adverse effect on the operations and prospects of the Company. At this time, the Company does not have an employment agreement with its designated chief executive officer, though the Company may enter into such an agreement on terms and conditions usual and customary for its industry. The Company does not currently have “key man” life insurance on certain key executives.

10

Risks Related to Our Common Stock

There is presently no trading market for our common stock and no assurance can be given that an active and liquid trading market will develop in the future. Accordingly, you may be unable to liquidate your shares quickly.

There is currently no market for our Common Stock and we cannot assure you that a market will develop. We intend to apply to have our shares of Common Stock quoted on the OTCQB marketplace of OTC Link. Before our shares of Common Stock can be quoted on the OTCQB marketplace of OTC Link, FINRA needs to approve a Form 211 Application filed a by a market maker. There can be no assurance that: (a) a market maker will agree to file the Form 211 Application; (b) the FINRA will approve the Form 211 Application; or (c) that our application to be quoted on the OTCQB marketplace of OTC Link will be approved by OTC Markets Group Inc. Even if we are able to have our Common Stock become quoted in the over-the-counter market, an active trading market for our Common Stock may not develop in the future due to a number of other factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. Once our Common Stock is listed or quoted on an active trading market, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales. We cannot give you any assurance that an active public trading market for our shares of Common Stock will develop or be sustained. You may not be able to liquidate your shares quickly or at the market price if trading in our Common Stock is not active.

The offering price of some of the shares the Common Stock was determined based on the price of the shares that were sold to some of our shareholders in a private placement, and therefore should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to our actual value, and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $1.50 per share for 6,178,581 shares of Common Stock was determined based on the price of the shares that were most recently sold to some of our shareholders in a private placement. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

The offering price of some of the shares the Common Stock was determined based on the exercise price of the shares that are subject to Warrants granted to some of the shareholders, and therefore should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to our actual value, and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering prices of $1.75 per share for 1,972,563 shares of Common Stock and $3.00 per share for 1,811,596 shares of Common Stock, were determined based on the exercise price of shares that are subject to Warrants granted to some of our shareholders. The facts considered in determining the exercise price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

Our Common Stock could be further diluted as a result of the issuance of additional shares of Common Stock, warrants or options.

In the past we have issued Common Stock and warrants in order to raise money. We have also issued stock options and restricted stock as compensation for services and incentive compensation for our employees, directors and consultants. We have shares of Common Stock reserved for issuance upon the exercise of certain of these securities and may increase the shares reserved for these purposes in the future. Our issuance of additional Common Stock, convertible securities, options and warrants could affect the rights of our stockholders, could reduce the market price of our Common Stock or could result in adjustments to exercise prices of outstanding warrants (resulting in these securities becoming exercisable for, as the case may be, a greater number of shares of our Common Stock), or could obligate us to issue additional shares of Common Stock.

Market sales of large amounts of our Common Stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our Common Stock, the supply of Common Stock available for resale could be increased which could stimulate trading activity and cause the market price of our Common Stock to drop, even if our business is doing well. Furthermore, the issuance of any additional shares of our Common Stock or securities convertible into our Common Stock could be substantially dilutive to holders of our Common Stock if they do not invest in future offerings.

11

We have never paid dividends and do not intend to pay cash dividends.

We have never paid dividends on our Common Stock and currently do not anticipate paying cash dividends on our Common Stock for the foreseeable future. Consequently, any returns on an investment in our Common Stock in the foreseeable future will have to come from an increase in the value of the stock itself. As noted above, the lack of an active trading market for our Common Stock will make it difficult to value and sell our Common Stock. While our dividend policy will be based on the operating results and capital needs of our business, it is anticipated that all earnings, if any, will be retained to finance our future operations.

Because we may be subject to the “penny stock” rules, you may have difficulty in selling our Common Stock.

Our Common Stock may be subject to regulations of the SEC relating to the market for penny stocks. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for your Common Stock and could limit your ability to sell your securities in the secondary market.

As a smaller reporting company with little or no name recognition and with several risks and uncertainties that could impair our business operations, we are not likely to generate widespread interest in our Common Stock. Without widespread interest in our Common Stock, our Common Stock price may be highly volatile and an investment in our Common Stock could decline in value.

Unlike many companies with publicly traded securities, we have little or no name recognition in the investment community. We are a relatively new company and very few investors are familiar with either our company, our technology or our products. We do not have an active trading market in our Common Stock, and one might never develop, or if it does develop, might not continue.

Additionally, the market price of our Common Stock may fluctuate significantly in response to many factors, many of which are beyond our control. Risks and uncertainties, including those described elsewhere in this “Risk Factors” section could impair our business operations or otherwise cause our operating results or prospects to be below expectations of investors and market analysts, which could adversely affect the market price of our Common Stock. As a result, investors in our Common Stock may not be able to resell their shares at or above their purchase price and could lose all of their investment.

Securities class action litigation is often brought against public companies following periods of volatility in the market price of such company’s securities. We may become subject to this type of litigation in the future. Litigation of this type could be extremely expensive and divert management’s attention and resources from running our company.

Our directors and executive officers control a significant portion of our stock and, if they choose to vote together, could have sufficient voting power to control the vote on substantially all corporate matters.

As of September 8, 2015, our directors, executive officers and four largest shareholders beneficially owned approximately 47% of our outstanding Common Stock. As a result of this ownership, Turnpoint has the ability to exert significant influence over our policies and affairs, including the election of directors. Turnpoint, whether acting alone or acting with other stockholders, could have the power to elect all of our directors and to control the vote on substantially all other corporate matters without the approval of other stockholders. Furthermore, such concentration of voting power could enable Turnpoint, whether acting alone or acting with other stockholders, to delay or prevent another party from taking control of our company even where such change of control transaction might be desirable to other stockholders. The interests of Turnpoint in any matter put before the stockholders may differ from those of any other stockholder.

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We may be exempt from the reporting obligations pursuant to Section 15(d) of the securities exchange act and therefore may not have to provide investors with periodic reports as may be required pursuant to Section 13 of the securities exchange act, following the form 10K required for the fiscal year in which our registration statement is effective.

The requirement for an issuer that has filed a registration statement to file pursuant to Section 15(d) of the Securities Exchange Act is suspended for any fiscal year, except for the fiscal year in which such registration statement becomes effective, if, at the beginning of the fiscal year, the issuer has fewer than 300 shareholders. We currently have fewer than 300 shareholders and expect to maintain a fewer than 300 shareholder base. If we do continue to have fewer than 300 shareholders, we will be exempt from the filing requirements as required pursuant to Section 13 of the Securities Exchange Act and will not be required to file any periodic reports, including Form 10Q and 10K filings, with the SEC subsequent to the Form 10K required for the fiscal year in which our registration statement is effective. Further, disclosures in our Form 10K that we will be required to file for the fiscal year in which our registration statement is effective, is less extensive than the disclosures required of fully reporting companies. Specifically, we are not subject to disclose in our Form 10K risk factors, unresolved staff comments, or selected financial data, pursuant to Items 1A, 1B, 6, respectively.

Until we register a class of our securities under Section 12 of the securities exchange act of 1934 (“Exchange Act”), we will only be subject to the periodic reporting obligations imposed by Section 15(d) of the Exchange Act.

Until such time as we register a class of our securities under Section 12 of the Securities Exchange Act of 1934, we will only be subject to the periodic reporting obligations imposed by Section 15(d) of the Exchange Act. Accordingly, we will not be subject to the proxy rules, Section 16 short-swing profit provisions, beneficial ownership reporting, the bulk of the tender offer rules and the reporting requirements of Section 13 of the Exchange Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling shareholders. All of the net proceeds from the sale of our Common Stock will go to the selling shareholders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the Common Stock for the selling shareholders.

DETERMINATION OF OFFERING PRICE

Since our Common Stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of Common Stock was determined by the price of the Common Stock that was sold to some of our shareholders pursuant to an exemption under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

The offering price of the shares of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

There is currently no market for our Common Stock and we cannot assure you that a market will develop. We intend to apply to have our shares of Common Stock quoted on the OTCQB marketplace of OTC Link. Before our shares of Common Stock can be quoted on the OTCQB marketplace of OTC Link, FINRA needs to approve a Form 211 Application filed a by a market maker. There can be no assurance that: (a) a market maker will agree to file the Form 211 Application; (b) the FINRA will approve the Form 211 Application; or (c) that our application to be quoted on the OTCQB marketplace of OTC Link will be approved by OTC Markets Group Inc.

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In addition, there is no assurance that our Common Stock will trade at market prices in excess of the initial offering price as prices for the Common Stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The shares Common Stock to be sold by the selling shareholders as provided in the “Selling Security Holders” section are shares of Common Stock that are currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The shares of Common Stock being offered for resale by the selling shareholders consist of 9,962,740 shares in the aggregate, which includes 6,178,581 shares of Common Stock issued and outstanding and 3,784,159 shares of Common Stock that are subject to the exercise of Warrants granted by the Company.

The following table sets forth the names of the selling shareholders, the number of shares of Common Stock beneficially owned by each of the selling shareholders as of September 8, 2015 and the number of shares of Common Stock being offered by the selling shareholders. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or Warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of September 8, 2015. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of September 8, 2015 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise specified, the address of each of the persons set forth below is care of the company at the address of: 665 Martinsville Road, Ste. 219, Basking Ridge, NJ 07920.

The shares being offered hereby are being registered to permit public secondary trading, and the selling shareholders may offer all or part of the shares for resale from time to time. However, the selling shareholders are under no obligation to sell all or any portion of such shares nor are the selling shareholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling shareholders.

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		Common Stock
		Prior to the offering		After the offering
Selling Security Holder	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock (1)	Shares being Offered	Number of Shares of common Stock Beneficially Owned	Percentage of Common Stock (1)
Abbott, Timothy F. (2)	67,816	*	67,816	0	-
Acker, Michael (3)	416,666	5.4%	416,666	0	-
Adec Private Equity Investmens LLC (4)	1,298,668	16.1%	1,298,668	0	-
Albanese, Anthony J. (5)	54,532	*	54,532	0	-
Allan J. Weiss (6)	18,000	*	18,000	0	-
Amy Mitchell (7)	22,500	*	22,500	0	-
Artzerounian, David E.	20,000	*	20,000	0	-
Bakst, Alan	16,667	*	16,667	0	-
Beggin, Brendan and Stacy	35,000	*	35,000	0	-
Berkel, Jan Hendrick	10,000	*	10,000	0	-
Bluming, Menachem	33,333	*	33,333	0	-
Charrington Partners, LLC (8)	66,666	*	66,666	0	-
Chinnery, Maya (9)	13,558	*	13,558	0	-
Chinnery, Thomasin (10)	42,092	*	28,534	0	-
Cohen, Eliahou & Levy, Orlie	33,333	*	33,333	0	-
Cohen, Meyer & Laura	33,334	*	33,334	0	-
Cohen, Stewart	16,667	*	16,667	0	-
Danielle Ross (11)	15,000	*	15,000	0	-
Darian Toedtman (12)	15,000	*	15,000	0	-
DHD, LLC (13)	70,568	*	70,568	0	-
Ebrahimzadeh, Atabak	10,000	*	10,000	0	-
Ebrahimzadeh, Babak	5,000	*	5,000	0	-
Edward, Roderic D.	5,300	*	5,300	0	-
Ely, Mark H & Nava	100,000	1.3%	100,000	0	-
Friedman, Mitchell N.	67,000	*	67,000	0	-
Goldberg, Efrem	30,000	*	30,000	0	-
Hamburger, Rosemary	33,333	*	33,333	0	-
Horizon Kinetics, LLC (14)	166,667	2.2%	166,667	0	-
Ishbia, Justin	33,334	*	33,334	0	-
Johnson, Richard S. (15)	88,300	*	68,300	0	-
Kay, David J & Sharona D	66,667	*	66,667	0	-
Kennerley, Michael and Kathleen (16)	53,860	*	53,860	0	-
Klaube, Andreas	50,000	*	50,000	0	-
Klaube, Christopher	50,000	*	50,000	0	-
Klaube, Joerg (17)	700,000	8.2%	473,127	176,873	18.6%
Klaube, Linda (18)	700,000	8.2%	50,000	0	-
Lakian, John (19)	50,000	*	50,000	0	-
Landmark Pegasus, Inc. (20)	5,000	*	5,000	0	-
Leveraged Developments LLC (21)	120,977	1.6%	120,977	0	-
Levy Mizrahi, Juda	16,667	*	16,667	0	-
Maiefski, Thomas K. & Donna E.	150,000	2.0%	150,000	0	-
Mark L. Winkler Enterprises LLC (22)	1,666,860	20.5%	1,666,860	0	-
Marshall, Richard Howard	10,000	*	10,000	0	-
Melian, David (23)	67,752	*	67,752	0	-
Millennium Trust (24)	136,842	1.8%	136,842	0	-
Moeres, Nestor (25)	25,000	*	25,000	0	-
Muldoon, Gregory	166,667	2.2%	166,667	0	-
Mulvihill, James and Brenda	16,667	*	16,667	0	-
O’Mara, Mary (26)	156,840	2.1%	68,420	0	-
O'Mara. Robert (27)	156,840	2.1%	88,420	0	-
Perlman, Richard (28)	344,074	4.5%	344,074	0	-
Petrizzi, Jeffrey M. (29)	40,000	*	40,000	0	-
Poller, Edward	16,667	*	16,667	0	-
Richard S Johnson Trust (30)	20,000	*	20,000	0	-
Ruddle, Jerry (31)	862,500	11.2%	477,037	385,463	33.1%
Rude, Claus	5,000	*	5,000	0	-
Rudensky, Daniel	16,667	*	16,667	0	-
Strategy Advisors, LLC (32)	793,741	10.0%	574,890	218,851	22.8%
Tobias, Stephen Leslie	16,667	*	16,667	0	-
Toedtman, Annette (33)	1,120,000	13.8%	20,000	0	-
Toedtman, John R. (34)	1,913,741	23.6%	796,110	303,891	30.4%
Vieten, Brian	4,000	*	4,000	0	-
Vieten, Jeannine	10,000	*	10,000	0	-
Vieten, Michael (35)	1,271,834	15.6%	1,271,834	0	-
Vieten, Thomas	20,000	*	20,000	0	-
Visceglia, Mary	7,500	*	7,500	0	-
York, Christopher J. (36)	267,000	3.6%	184,593	82,407	9.7%
Total:	11,130,225	-	9,962,740	1,167,485	-

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*Less than one percent

(1) Based on 7,510,885 shares of Common Stock outstanding as of September 8, 2015 and 4,143,175 shares of Common Stock subject to Warrants as of September 8, 2015.

(2) Of these 67,816 shares, 21,408 shares are Common Stock and 46,408 shares are shares of Common Stock underlying the Warrants.

(3) Of these 416,666 shares, 208,333 shares are Common Stock and 208,333 shares are shares of Common Stock underlying the Warrants.

(4) Of these 1,298,668 shares, 749,334 shares are Common Stock and 549,334 shares are shares of Common Stock underlying the Warrants. Burke Ross has voting and dispositive power over shares held by Adec Private Equity Investments LLC.

(5) Of these 54,532 shares, 17,266 shares are Common Stock and 37,266 shares are shares of Common Stock underlying the Warrants.

(6) These shares are held in the Allan J. Weiss Revocable Trust and Allan J. Weiss, as trustee, is the natural person with voting and investment power over the securities.

(7) Amy Mitchell is the trustee of the Amy Mitchell TTE, Liam P. Mitchell Trust, Amy Mitchell TTE, Meredith P. Mitchell Trust and Amy Mitchell TTE, Tamblyn C. Mitchell Trust, each of which holds 7,500 shares. Amy Mitchell is the natural person with voting and investment power over the securities.

(8) Justin Ishbia has voting and dispositive power over shares held by Charrington Partners, LLC.

(9) Of these 13,558 shares, Maya Chinnery directly holds 4,279 shares in Common Stock and 9,279 shares in shares of Common Stock underlying the Warrants.

(10) Thomasin Chinnery is custodian of UGMA accounts maintained for the benefit of each of Maya Chinnery and Livia Chinnery and is the natural person with voting and investment power over the securities held in such accounts. Mr. Chinnery is also the father to Maya and Livia. Mr. Chinnery holds 13,534 shares directly as follows: 4,267 shares in Common Stock and 9,267 shares in shares of Common Stock underlying the Warrants. Mr. Chinnery holds 28,558 shares beneficially as follows: (1) 13,558 shares held directly by Maya Chinnery consisting of 4,279 shares in Common Stock and 9,279 shares in shares of Common Stock underlying the Warrants and (3) 7,500 held by Each of the UGMA accounts for Maya and Livia.

(11) Danielle Ross is the custodian of UGMA accounts maintained for the benefit of each of Benjamin R. Ross and Charles X. Ross and is the natural person with voting and investment power over the securities held in such accounts. Ms. Ross is also the mother to Benjamin and Charles. Ms. Ross holds 5,000 shares directly and each of the UGMA accounts for Benjamin and Charles holds 5,000 shares.

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(12) Darian Toedtman is the custodian of UGMA accounts maintained for the benefit of each of Julian R. Toedtman and Yannick A. Toedtman and is the natural person with voting and investment power over the securities held in such accounts. Mr. Toedtman is the father to Julian and Yannick and does not own any shares outright. Each of the UGMA accounts for Julian and Yannick holds 7,500 shares.

(13) Daryl Alterwitz has voting and dispositive power over shares held by DHD, LLC. Of these 70,568 shares, 49,735 shares are Common Stock and 20,833 shares are shares of Common Stock underlying the Warrants.

(14) Hugh Ross has voting and dispositive power over shares held by Horizon Kinetics, LLC.

(15) Of these 88,300 shares, 21,650 shares are Common Stock owned directly by Richard S. Johnson, 46,650 shares are shares of Common Stock underlying the Warrants held directly by Richard S. Johnson and 20,000 shares are held by the Richard S. Johnson Trust. Mr. Johnson, as trustee, is the natural person with voting and investment power over the securities held in such trust.

(16) Of these 53,860 shares, 16,930 shares are Common Stock and 36,930 shares are shares of Common Stock underlying the Warrants.

(17) Of these 700,000 shares, Joerg Klaube directly holds 250,000 shares of Common Stock and 400,000 shares of shares of Common Stock underlying the Warrants. Mr. Klaube’s spouse, Linda Klaube, holds 50,000 shares of Common Stock, which have been attributed to Mr. Klaube. With respect to the shares held directly by Mr. Klaube, 77,161 shares of Common Stock and 99,712 shares of Common Stock underlying the Warrants are not being sold as part of this offering. Joerg Klaube is our Chief Financial Officer.

(18) Includes 50,000, shares of Common Stock owned by Linda Klaube directly and 650,000 shares held by Joerg Klaube as follows: 250,000 shares of Common Stock and 400,000 shares of shares of Common Stock underlying the Warrants. With respect to the shares held directly by Mr. Klaube, 77,161 shares of Common Stock and 99,712 shares of Common Stock underlying the Warrants are not being sold as part of this offering.

(19) All 50,000 shares held are shares of Common Stock underlying the Warrants.

(20) John Moroney has voting and dispositive power over shares held by Landmark Pegasus, Inc.

(21) Jeffery Carlisle has voting and dispositive power over shares held by Leveraged Developments LLC.

(22) Of these 1,666,860 shares, 1,037,693 shares are Common Stock and 629,167 shares are shares of Common Stock underlying the Warrants. Markus L. Winkler has voting and dispositive power over shares held by Mark L. Winkler Enterprises LLC.

(23) Of these 67,752 shares, 21,376 shares are Common Stock and 46,376 shares are shares of Common Stock underlying the Warrants.

(24) Of these 136,842 shares, 68,421 shares are Common Stock and 68,421 shares are shares of Common Stock underlying the Warrants. Michael Vieten has voting and dispositive power over shares held by Millenium Trust.

(25) Of these 25,000 shares, 16,667 shares are Common Stock and 8,333 shares are shares of Common Stock underlying the Warrants.

17

(26) Of these 156,840 shares, Ms. O’Mara holds 21,710 shares in Common Stock and 46,710 shares in shares of Common Stock underlying the Warrants. Ms. O’Mara’s spouse, Robert O’Mara holds 41,710 shares in Common Stock and 46,710 shares on shares of Common Stock underlying the Warrants.

(27) Of these 156,840 shares, Robert O’Mara holds 41,710 shares in Common Stock and 46,710 shares on shares of Common Stock underlying the Warrants. Mr. O’Mara’s spouse, Mary O’Mara, holds 21,710 shares in Common Stock and 46,710 shares in shares of Common Stock underlying the Warrants.

(28) Of these 344,074 shares, 172,037 shares are Common Stock and 172,037 shares are shares of Common Stock underlying the Warrants.

(29) Of these 40,000 shares, 20,000 shares are Common Stock and 20,000 shares are shares of Common Stock underlying the Warrants.

(30) Richard S. Johnson, as trustee, is the natural person with voting and investment power over the securities held in such trust.

(31) Jerry Ruddle is our President and Chief Operating Officer. In December 2014, the Board of Directors of the Company awarded the President of the Company incentive stock options to purchase six hundred ninety thousand (690,000) shares of the Company's common stock. As of the date of this prospectus, Mr. Ruddle has vested in, and may exercise his stock option to purchase, 172,500 shares. With respect to the shares held by Mr. Ruddle, 212,963 are not being sold as part of this offering. Additionally, the shares underlying Mr. Ruddle’s stock option are not being sold as part of this offering.

(32) John Toedtman has voting and dispositive power over shares held by Strategy Advisors, LLC. Of these 793,741 shares, 353,537 shares are Common Stock and 440,204 shares are shares of Common Stock underlying the Warrants.

(33) Includes 20,000, shares of Common Stock owned by Annette Toedtman directly and 1,100,000 shares held by John Toedtman as follows: 500,000 shares in Common Stock and 600,000 shares in shares of Common Stock underlying the Warrants.

(34) Includes 793,741 shares held by Strategy Advisors, LLC, of which 353,537 shares are Common Stock and 440,204 shares are shares of Common Stock underlying the Warrants. John Toedtman has voting and dispositive power over shares held by Strategy Advisors, LLC. Of the remaining 1,120,000 shares, John Toedtman holds 500,000 shares in Common Stock and 600,000 shares in shares of Common Stock underlying the Warrants. Mr. Toedtman’s spouse, Annette Toedtman, holds 20,000 shares of Common Stock. With respect to the shares held directly by Mr. Toedtman, 154,322 shares of Common Stock and 149,569 shares of Common Stock underlying the Warrants are not being sold as part of this offering. Mr. Toedtman is our Chief Executive Officer and the Chairman of the Board.

(35) Of these 1,271,834 shares, 620,917 shares are Common Stock and 650,917 shares are shares of Common Stock underlying the Warrants.

(36) Christopher York is a Director.

18

PLAN OF DISTRIBUTION

Once a market has developed for our Common Stock, the shares may be sold or distributed from time to time by the selling shareholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the Registration Statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In addition, the selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. None of the selling shareholders are broker-dealers or affiliates of broker dealers. We will advise the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act

The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling shareholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling shareholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling shareholders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $70,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

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DESCRIPTION OF SECURITIES

Authorized Capital

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share. As of September 8, 2015, there were 7,510,885 shares of common stock outstanding.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock.

Each share of Common Stock shall have one (1) vote per share for all purposes. Our Common Stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Holders of shares of Common Stock are not entitled cumulative voting for electing members of the Board. Please refer to the Company’s Articles of Incorporation, Bylaws and the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of the Company’s securities.

Preferred Stock

The Company does not have preferred stock.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our Board and depends upon our earnings, if any, our capital requirements and financial position, and general economic conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

During the first six months in 2015 we issued 50,000 warrants, exercisable at $3.00/share for five years, pursuant to an early-termination agreement with a service provider which called for payment of $3,000 per month in non-accountable expenses. These warrants were valued at $46,420 utilizing a Black-Scholes valuation model with the following assumptions: Stock price and exercise price - $1.50; expected life – 5 years; volatility – 96%; dividends – none; risk-free rate – 1.0%. Compensation of $46,420 was recognized as consulting expense during the quarter.

During 2014, we placed $375,000 in convertible debt, evidenced by 8% convertible notes, with nine accredited investors. In the process, we issued 375,000 warrants for the purchase of the Company’s common stock, exercisable at $3.00/share for five years. The notes matured December 31, 2014, and all were converted during the year, together with interest accrued thereon of $8,916, into 319,930 common shares and 319,930 five-year warrants exercisable at $3.00/share. We valued the intrinsic value of the beneficial conversion feature underlying the convertible debt at $7,984 and recorded to interest expense, and recognized amortization of the debt discount on the above 375,000 warrants in the amount of $38,675 during 2014.

During 2014, we received $1,675,000 for subscriptions for the Company’s equity, from five accredited investors, pursuant to which we issued 1,479,095 common shares and warrants for the purchase of 841,666 shares, exercisable during 5 years at $3.00.

During 2014, we issued 25,000 warrants to a service provider, exercisable for 5 years at $3.00. These warrants were valued at $11,401 utilizing a Black-Scholes valuation model with the following assumptions: Expected life – 5 years; volatility – 96%; dividends – none; risk-free rate – 1.0%.

During 2013, we received $50,000 from an investor against issuance of 131,579 common shares and warrants for the purchase of 131,579 shares, exercisable during 5 years at $1.75.

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Options

In December 2014, the Board of Directors of the Company awarded the President of the Company incentive stock options to purchase six hundred ninety thousand (690,000) shares of the Company's common stock, $0.01 par value per share, having an exercise price equal to the common stock's fair market value as determined by the Board as of December 15, 2014, which options shall be subject to certain restrictions (the "Initial Options Award"). Such exercise price shall be no higher than the $1.50 per share price established in the most recent fair market evaluation. The Initial Options Award shall vest in four (4) equal amounts, starting with 25% of the Initial Option Award vesting on December 15, 2014, and 25% upon each of the first, second and third anniversaries of that date, provided that t h e executive is employed on each vesting date. The Initial Options Award shall be granted pursuant to and shall be subject to all of the terms and conditions imposed upon such awards granted under an Incentive Stock Plan to be formally adopted by the Company at an early possibility. These options were valued at $749,219 (grant date fair value of $1.09) utilizing a Black-Scholes valuation model with the following assumptions: Stock price and exercise price -$1.50; expected life – 5 years; volatility – 96%; dividends – none; risk-free rate – 1.0%. Compensation of $187,305 was recognized as salaries expense during the year ended December 31, 2014 for the fully vested options.

Anti-takeover provisions under our charter documents and Delaware law could delay or prevent a change of control which could limit the market price of our common stock and may prevent or frustrate attempts by our stockholders to replace or remove our current management.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions include:

•	a requirement that all shareholder actions require written notice by holders of at least 10% of the shares entitled to vote at the meeting;

•	advance notice requirements for stockholder proposals and nominations for election to our board of directors;

•	a requirement that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than 66-2/3% of all outstanding shares of our voting stock then entitled to vote in the election of directors;

•	the authority of the board of directors to issue preferred stock on terms determined by the board of directors without stockholder approval and which preferred stock may include rights superior to the rights of the holders of common stock.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These anti-takeover provisions and other provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

Transfer Agent and Registrar

Currently we do not have a stock transfer agent. However, upon filing this Registration Statement, we do intend to engage a transfer agent to issue physical certificates to our shareholders.

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INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Rosenberg, Rich, Baker, Berman & Company, P.A. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the Common Stock hereby will be passed upon for us by Szaferman Lakind Blumstein & Blader, PC, Lawrenceville, New Jersey.

DESCRIPTION OF BUSINESS

Overview

We are commercializing late stage development medical device technology.

In January 2015 we acquired from Leveraged Developments LLC of Portsmouth, NH (“LD”) the patents and other intellectual property related to the technology of a new type infusion pump, for the purpose of finalizing—in partnership with LD—the development of this device and obtaining FDA clearance. We entered into a memorandum of understanding with Medical Specialties Distributors LLC (“MSD”), awarding MSD exclusive rights to distribute the pump system and disposables to the Home Infusion and the Cancer Clinic markets. MSD is the largest distributor for these market segments.

The Company believes that this new technology will revolutionize the infusion therapy market and deliver better patient care, provider practices and healthcare economics, and hopes that the new technology will eliminate many of the problems inherent in traditional infusion pump technology and designs, such as:

•	Mechanical and software design failures;
•	False alarms (“Alarm Fatigue”);
•	Life-threatening failures;
•	Inaccurate drug delivery;
•	Infection, air-in-line and battery issues; and
•	Constant workflow interruptions.

We seek to obtain final FDA clearance and begin manufacturing during the first quarter in 2016.

Company History

Turnpoint Medical Devices, Inc. (the “Company”) was incorporated as a Delaware corporation on August 23, 2013 under the name Point Medical, Inc. In February 2015, we changed our name to Turnpoint Medical Devices, Inc.

Market History

Large Volume Infusion Pumps are used for the injection of Intravenous Fluids (“IV”) such as antibiotics, cancer drugs, pain medications, hydration fluids and parental nutrition fluids. IV infusion therapy is among the three most used therapies in acute care world-wide. Each administration of IV fluids requires a single-patient-use disposable IV set comprised of an IV bag into which the fluids/drugs are loaded, and the tubing to the injection site. After the drug or fluid is administered, the set is discarded.

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In their present form, the pumps in the market are unchanged in 40 years in their basic operation, namely a motor drives a linear peristaltic head that compresses the tube with the IV fluid in it thus pushing it along into the patient via the patient injection site. All pumps have the same basic sensors and corresponding alarms for: low battery, air bubble detection, and fluid line occlusion (‘kink in the line’). What has changed dramatically over the past 15 years is the advent of many additional features such as look-up tables for drug libraries often numbering in the thousands of drugs, calculation tables for infusion rates, various bolus options, patient data capture, Wi-Fi connectivity to hospital data systems, HIPPA patient confidentiality compliance routines, infusion time records and so on.

While valuable options to the clinician, the complexity of the software used to deliver these features, and the continued use of fundamentally very old mechanical hardware designs used to deliver fluid are alleged to have caused erratic operational changes in the infusion delivery itself. Hence infusion pumps start, re-start, slow down, speed up, or stop without a specific command or reason why the behavior of the pump motor changed. As a consequence, the FDA has issued numerous Warning Letters to the manufacturers of Large Volume infusion pumps and ordered product recalls in a number of cases. In fact, every major manufacturer of Large Volume infusion pumps has had its pumps recalled and several have had multiple pump recalls. The most recent large recall was ordered for Hospira; this recall involved hundreds of thousands of pumps and caused a $340 million write-off for Hospira. With such a large number of ‘unexplained’ errors, in April 2010, the FDA publically described the design flaws of the current generation of pumps as a “crisis”. (For further reference see FDA’s “Infusion Pump Improvement Initiative”) In terms of number and severity of recalls since then, the situation has not improved, and the market needs solutions.

Business Opportunity and Technology

With over 10 years in the design, engineering and manufacturing of infusion pumps, the Company’s development partner, Leveraged Developments, LLC (“LD”) and its team of experienced medical device designers launched a two-year development program whose goal was to correct the problems at the root of the many pump failures. While existing pump drive systems can include over 100 moving mechanical parts such as cams, rotors, springs, fingers and hinges, our pump drive system utilizes only three moving parts in its unique proprietary and patented approach.

The new pump design is elegantly simple, utilizing aerospace-grade components that provide extremely high reliability, durability and precision. Our components are easily manufactured in large quantities at costs that help to give us strong cost-of ownership advantages over competitive pumps and disposables. The pump drive system uses low pressure air to propel the IV fluid rather than the widely used peristaltic drive systems that are inherently difficult to control. Our new system delivers IV fluids with exceptionally high levels of accuracy compared to any existing infusion pump on the market today. Additionally, the new pump positively eliminates ‘air bubbles or air in the line’ and this dramatically reduces frequent alarms and interruption of patient medicine delivery. The disposable part of the system that is incorporated into the IV administration set is designed for production runs in the millions of pieces at competitive costs. This new pump has been designed to solve the many technical, patient care and workflow issues that have plagued the infusion market for years. Provisional patents were filed in May, 2013 and the non-provisional (‘definitive’) patents covering the pump and the disposable for both U.S. and international countries under the PCT convention were filed in May 2014. The following table describes the Company’s pending patent applications:

U.S.PATENT APPLICATIONS

Serial Number	Title	Date Applied
14/285,324	Pneumatically Coupled Fluid Control System	05/22/2014
and Process with Air Detection and Elimination

14/285,278	Pneumatically Coupled Direct Drive Fluid Control	05/22/2014
System and Process

INTERNATIONAL PATENT APPLICATIONS

PCT/US2014/039211	Pneumatically Coupled Fluid Control System	05/22/2014
and Process with Air Detection and Elimination

PCT/US2014/039207	Pneumatically Coupled Direct Drive Fluid Control	05/22/2014
System and Process

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The assembly of a batch of production equivalent pumps and disposables as well as the data gathering for FDA submission occurs over the next few months, with submission for FDA 510(K) approval slated for the fourth quarter of 2015. The IV pump is a Class II device and the approval cycle averages four months from submission.

The resulting new pump design, disposable cassette design, patent applications and other intellectual property are the subject of a transaction (see “Asset Purchase Agreement” below) between the Company and LD. Manufacturing rights for the pump and disposable cassette were purchased by Mack Holdings, one of the largest and most highly regarded medical device manufacturers with fully FDA-compliant facilities located in the U.S. and Mexico. Our pump and disposables will be assembled in Mack Holding’s main medical device facility located in southern Vermont. The Company has assumed the agreements between LD and Mack Holdings including the Manufacturing agreements, development funding agreement and a $600,000, 25-year Note at 5% interest due to Mack Holdings. The Note principal and interest paid will be an off-set to future incentive payments due to LD.

Corporate Strategy

The market for large volume infusion pumps falls into the following sectors:

Hospitals:

•	approximately 5,400 primary care hospitals in the U.S. with an installed base of approximately 1,200,000 pumps.

Non-Hospital Markets include:

•	Home Infusion
•	Infusion Clinics mainly for delivery of Cancer Drugs
•	Ambulances and other Critical Care Transport, approximately 65,000 vehicles in U.S.
•	Military
•	Off-site, off-grid locations like oil rigs, Indian reservations and the like.
•	Collectively, the Non-Hospital Markets have an installed base of approximately 600,000 pumps.

About 75% of the U.S. market, or $750 million of the annual pump sales of $985 million are in hospitals, and the balance of $235 million is spread across the non-hospital markets. The disposable IV Administration set market is estimated at $900 million annually in the U.S. for the hospital segment and an estimated $475 million in the non-hospital markets. For products of this type the world-wide sales will typically be 2.0 times the size of the U. S. market, and again the large hospital sector dominates the usage.

The Company’s strategy and initial focus is to commercialize our new pump in the non-hospital markets mentioned above. This is an addressable domestic annual market of $710 million in combined pump and disposable sets, plus the foreign market potential of even larger size. The Company has entered into a Master Distributor agreement with the largest distributor to the non-hospital market, Medical Specialties Distributors (“MSD”). MSD is the exclusive distributor for the Home Infusion and Cancer Clinic Infusion segments. After establishing success in the non-hospital market, the Company plans to enter the large U.S. hospital market most likely in late 2016.

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Competition

Large well-known hospital supply companies such as Baxter, Hospira, CareFusion, B. Braun and Smiths Medical are the major competitors in the infusion pump market. Their activities are focused on the Hospital market where large, multiple-year contracts for pumps and administration sets are the norm. The other sectors are widely diffused, generally not part of large buying groups and are often handled by specialty distributors since direct sales calls by big company sales forces are not justified. Hence hospital pumps, though not designed with the ruggedness and portability needed for the ambulance and home infusion market end up in these markets simply because hospital type are the only pumps available. The Company is very specifically designing features and ruggedness that will address home infusion, clinic and mobile-transport market needs, as well as offer major advances over existing competitors in the broader hospital market.

Many of the companies against which we may compete have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

Government Regulation

FDA Regulation

The principal U.S. regulator of medical devices is the Food and Drug Administration (“FDA”). Within the FDA is the Center for Diagnostic and Radiological Health that regulates medical devices. The overall legal objective of the FDA is to review new applications of medical devices as to their safety and efficacy. Technically, the FDA does not “approve” any particular device but permits its sale by “allowing the claims made” for the product.

All medical devices are grouped into three categories, Class I products (passive products such as disposable wipes) that do not require anything more than pre-market notification, Class II devices that require the agency to review and approve the claims made, and Class III devices that because they usually reside within the body do require in vivo clinical trials to substantiate the safety and efficacy of the implant. Approximately 88% of all medical devices, including diagnostic instruments are approved via the Class II, 510(k) application process. The section 510(k) application follows the doctrine of “substantial equivalence” to a medical device that is already approved and in the market or was grandfathered under the device legislation of 1973. Our infusion pump application will follow the 510(k) guidelines.

Compliance with FDA regulations and FDA guidances (interpretations of regulations) is necessary in order to be allowed to market your products. Such regulations concerning medical devices are manifested in an overall Quality Management System that is very comprehensive and requires tracking and documenting every aspect of the device design history from inception, development, engineering, testing, revisions made and why, hazard analysis, hazard mitigation, production process, product performance claims, software validation, usability studies, labelling, claims made, device tracking methods in case of recall, and compliance with cGMP(current Good Manufacturing Practices) in manufacturing the product. In addition, the FDA may inspect your company’s records and facilities as well as your subcontractor’s records and facilities. All of the above requirements are documented and as such are the bulk of the 510(k) application itself.

The 510(k) review process is officially 90 days, however the clock stops when the FDA review team has questions. So the overall average actual elapsed time from application to approval is 113-117 days. We anticipate filing our 510(k) application in early November, 2015.

Other Regulations

We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.

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Employees

As of September 8, 2015, we currently have 4 full time employees and 1 part-time employee, not including the staff of Leveraged Developments LLC which we contracted for the finalization of the development of the infusion pump and related products and coordination of the FDA submission. Over time, we may be required to hire employees or engage independent contractors in order to execute various projects necessary to grow and develop the business. These decisions will be made by our officers and directors, if and when appropriate.

DESCRIPTION OF PROPERTY

Our principal executive office is located at 665 Martinsville Road, Suite 219, Basking Ridge, New Jersey 07920. The lease costs $1,500 per month and expires on June 1, 2016. Our telephone number is (908) 350-7660.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our Common Stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

There is currently no market for our Common Stock and we cannot assure you that a market will develop. We intend to apply to have our shares of Common Stock quoted on the OTCQB marketplace of OTC Link. Before our shares of Common Stock can be quoted on the OTCQB marketplace of OTC Link, FINRA needs to approve a Form 211 Application filed a by a market maker. There can be no assurance that: (a) a market maker will agree to file the Form 211 Application; (b) the FINRA will approve the Form 211 Application; or (c) that our application to be quoted on the OTCQB marketplace of OTC Link will be approved by OTC Markets Group Inc. Even if we are able to have our Common Stock become quoted in the over-the-counter market, an active trading market for our Common Stock may not develop in the future.

Holders

As of September 8, 2015, we had 75 record holders of our common stock, holding 7,510,885 shares of common stock.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our Board and depends upon our earnings, if any, our capital requirements and financial position, and general economic conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Securities authorized for issuance under equity compensation plans

We do not have an equity compensation plan under which we have reserved shares for issuance.

TRANSFER AGENT AND REGISTRAR

Currently we do not have a stock transfer agent. However, upon filing this Registration Statement, we do intend to engage a transfer agent to issue physical certificates to our shareholders.

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TURNPOINT MEDICAL DEVICES, INC.

Financial Statements

December 31, 2014 and 2013

F-1

TURNPOINT MEDICAL DEVICES, INC.

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of TurnPoint Medical Devices, Inc.

We have audited the accompanying balance sheets of TurnPoint Medical Devices, Inc. as of December 31, 2014 and 2013, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for the period from inception (August 23, 2013) through December 31, 2013 and for the year ended December 31, 2014. TurnPoint Medical Devices, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TurnPoint Medical Devices, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the period from inception (August 23, 2013) through December 31, 2013 and for the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

Somerset, New Jersey

July 8, 2015

F-3

TURNPOINT MEDICAL DEVICES, INC.

BALANCE SHEETS

	December 31,	December 31,
	2014	2013
Assets
Current Assets
Cash	$665,949	$2,136
Prepaid consulting fees	49,583	-
Prepayments for I.P. infusion pump technology	36,293	-
Miscellaneous Receivable	-	2,380
Total Current Assets	751,825	4,516

Total Assets	$751,825	$4,516

Liabilities and Stockholders’ Equity
Accounts payable	$36,297	$50
Accrued expenses	27,050	-
Due to affiliate	-	323
Total Current Liabilities	63,347	373
Total Liabilities	63,347	373

Stockholders’ Equity
Common Stock, par value $0.001 per share 50,000,000 shares authorized, 5,831,581 and 3,911,579 shares issued and outstanding	5,832	3,912
Additional Paid-in Capital	2,437,142	98,488
Retained Deficit	(1,754,496)	(98,257)
Total Stockholders’ Equity	688,478	4,143

Total Liabilities and Equity	$751,825	$4,516

The accompanying notes are an integral part of the financial statements.

F-4

TURNPOINT MEDICAL DEVICES, INC.

STATEMENTS OF OPERATIONS

		For the Period
	For the Year	from inception
	Ended	(August 23, 2013)
	December 31,	to December 31,
	2014	2013

Professional and consulting fees	$453,132	$83,620
Salaries expense	201,766	-
Selling, General and Administrative expenses	95,767	14,637
Research and Development expenses	850,000	-

Loss from Operations	(1,600,665)	(98,257)

Other (Income) or Expenses
Interest Expense	16,899	-
Amortization of debt discount	38,675	-
Total Other Expenses	55,574	-

Net Loss	$(1,656,239)	$(98,257)

Loss per share	$(0.38)	$(0.03)
Weighted average number of shares outstanding during the period	4,301,974	3,823,933

The accompanying notes are an integral part of the financial statements.

F-5

TURNPOINT MEDICAL DEVICES, INC.

STATEMENTS OF CASH FLOWS

		For the Period
	For the Year	from inception
	Ended	(August 23, 2013)
	December 31,	to December 31,
	2014	2013

Cash Flows from Operating Activities
Net Loss	$(1,656,239)	$(98,257)
Adjustments to reconcile net loss to net cash used by operating activities
Beneficial conversion feature underlying convertible debt	7,984	-
Common stock and warrants granted for services	198,706	48,620
Amortization of debt discount	38,675	-
(Increase) decrease in miscellaneous receivable	2,380	-
(Increase) decrease in prepaid expenses	(49,583)	-
Increase (decrease) in accounts payable and accruals	63,297	50
Increase (decrease) in due to affiliate	(323)	1,723
Increase (decrease) in accrued interest	8,916	-
Net Cash used by Operating Activities	(1,386,187)	(47,864)

Cash Flows from Financing Activities
Proceeds from promissory notes	375,000	-
Proceeds from placement of common stock	1,675,000	50,000
Net Cash provided by financing activities	2,050,000	50,000

Net Increase in Cash	663,813	2,136
Cash at Beginning of Year	2,136	-
Cash at End of Year	$665,949	$2,136

Supplemental Disclosure of Non-Cash Investing and Financing Activities:

Prepayment for IP with common stock	$36,293	$-
Debt discount from warrants	$38,675	$-
Debt/accrued interest conversions into common stock	$383,916	$-
Stock issued for receivable or affiliate payable offset	$-	$3,780

The accompanying notes are an integral part of the financial statements.

F-6

TURNPOINT MEDICAL DEVICES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM INCEPTION (AUGUST 23, 2013) THROUGH DECEMBER 31, 2013

AND THE YEAR ENDED DECEMBER 31, 2014

	Common Stock		Additional	Accumulated	Total
	Shares	Amount	Paid-in Capital	Deficit	Equity

Balances at August 23, 2013 (inception)	-	$-	$-	$-	$-

Issuance of common stock to founders	2,400,000	2,400	-	-	2,400

Issuance of common stock for cash	131,579	132	49,868	-	50,000

Issuance of common stock to directors and consultants for services	1,380,000	1,380	48,620	-	50,000

Loss for fiscal year 2013	-	-	-	(98,257)	(98,257)

Balances at December 31, 2013	3,911,579	$3,912	$98,488	$(98,257)	$4,143

Issuance of common stock and warrants for cash	1,479,095	1,479	1,673,521	-	1,675,000

Issuance of common stock and warrants pursuant to conversion of promissory notes	312,500	313	374,687	-	375,000

Issuance of common stock and warrants for conversion of interest on convertible debt	7,430	7	8,909	-	8,916

Beneficial conversion feature underlying convertible debt	-	-	7,984	-	7,984

Detachable warrants issued with debt	-	-	38,675	-	38,675

Issuance of common stock as prepayment for acquisition of I.P.	120,977	121	36,172	-	36,293

Issuance of warrants for services	-	-	11,401	-	11,401

Recognition of expense – stock options	-	-	187,305	-	187,305

Loss for fiscal year 2014	-	-	-	(1,656,239)	(1,656,239)

Balances at December 31, 2014	5,831,581	$5,832	$2,437,142	$(1,754,496)	$688,478

The accompanying notes are an integral part of the financial statements.

F-7

TURNPOINT MEDICAL DEVICES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND DECEMBER 31, 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Turnpoint Medical Devices, Inc. (the “Company”) was incorporated as a Delaware corporation on August 23, 2013 under the name Point Medical, Inc. In February 2015, we changed our name to Turnpoint Medical Devices, Inc.

Business

We are in the business of investing in/acquiring late stage development medical device technology that has exceptional market impact potential to positively change the game for customers and the market - and turning these exceptional potentials into commercial success, thereby providing for healthcare market customers significant and welcomed change toward increased quality, safety and effectiveness. To that extent we are in the process of bringing to market a new type infusion pump. This new technology will revolutionize the infusion therapy market and deliver better patient care, provider practices and healthcare economics, and totally or significantly eliminate the many problems inherent in traditional infusion pump technology and designs, such as:

Mechanical and software design failures

False alarms (“Alarm Fatigue”)

Life-threatening failures

Inaccurate drug delivery

Infection, air-in-line and battery issues

Constant workflow interruptions

Securities Issued for Services

The Company accounts for stock, stock options and stock warrants issued for services and compensation for employees under the fair value method. For non-employees, the fair value of the Company’s equity instruments are measured in accordance with FASB Accounting Standards Codification ("ASC") 505-50. The Company has determined the fair value of the warrants/options granted under the Black-Scholes Pricing Model. The Company has adopted the provisions of FASB Accounting Standards Codification ("ASC") 718, Compensation - Stock Compensation, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of ASC 718, share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee's requisite service period (generally the vesting period of the equity grant).

F-8

TURNPOINT MEDICAL DEVICES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND DECEMBER 31, 2013

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Long-Lived Assets

The Company assesses the valuation of components of its long-lived assets whenever events or circumstances dictate that the carrying value might not be recoverable. The Company bases its evaluation on indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such factors indicate that the carrying amount of an asset or asset group may not be recoverable, the Company determines whether impairment has occurred by analyzing an estimate of undiscounted future cash flows at the lowest level for which identifiable cash flows exist. If the estimate of undiscounted cash flows during the estimated useful life of the asset is less than the carrying value of the asset, the Company recognizes a loss for the difference between the carrying value of the asset and its estimated fair value, generally measured by the present value of the estimated cash flows.

Income Taxes

The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expenses are expected to be settled in the Company’s income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Net operating loss carry forwards expire starting in 2033 through 2034. Utilization of these net loss carry forwards is subject to the limitations of Internal Revenue Code Section 382.  Because of the current uncertainty of realizing the benefit of the tax carry forward, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carry forward depends predominantly upon the Company's ability to generate taxable income during the carry forward period.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events Evaluation Date

The Company evaluated the events and transactions subsequent to its December 31, 2014 balance sheet date and, in accordance with FASB ASC 855-10-50, “Subsequent Events” through July 8, 2015, which is the date the financial statements were available to be issued.

F-9

TURNPOINT MEDICAL DEVICES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND DECEMBER 31, 2013

2. THE LD AGREEMENTS AND RELATED AGREEMENTS

The LD Agreements

In March 2014 we entered into a memorandum of understanding with Leveraged Developments LLC of Portsmouth, NH (“LD”) which outlined the terms under which the Company (a) would acquire from LD the patents and other intellectual property related to the technology of a new type infusion pump (the “Assets”), and (b) retained LD for the purpose of finalizing, in collaboration with us, the development of this device and obtaining FDA approval. The memorandum of understanding was superseded in October 2014 by (1) an agreement (the “Asset Purchase Agreement”) to acquire from LD the Assets and (2) an agreement, effective March 28, 2014, that detailed the terms under which LD would perform the development work (the “Development Agreement”). In addition, in October 2014, the Company and LD entered into a certain “Research and Development Agreement” which outlined further research and development efforts to be undertaken by LD for the Company.

The Asset Agreement called for, among other, (i) payment of the purchase price in the form of 120,997 restricted common shares of the Company, (ii) assumption by the Company of a certain promissory note for $600,000 issued by LD to Mack Molding Company (“Mack”), a Vermont corporation, subject to completion of a pertinent agreement between Mack and the Company, in return of which LD shall issue a promissory note for $600,000, bearing interest at 5% per annum to the Company, and (iii) an obligation by the Company to use commercially reasonable efforts to raise no less than $2 million equity, convertible debt or debt financing prior to December 31, 2014. Provisions (i) and (iii) were completed as of December 31, 2014, but the closing took place in January 2015 (see Note 11).

The Development Agreement provided for the funding by the Company of LD’s development work for the infusion pump and related software and accessories through the Regulatory Approval process, through monthly payments of $120,000, beginning in April 2014, up to a total of $1.2 Million. It furthermore called for the Company to pay LD a “Success Fee” of $100 for each pump sold, and $120 for each “Multi-Source Selector” sold, beginning with the first commercial sale of the products and ending 15 years thereafter.

The Research and Development Agreement provided for LD’s continuing research and development efforts on behalf of the Company during the two years starting with June 2015, for additional new products whereby all resulting IP rights would accrue to the Company. LD would be tasked with the designing, engineering, developing, optimizing, testing, initiating manufacturing and obtaining Regulatory Approval for commercial marketing of such new products, to the extent specified by the Company. The Company would fund LD’s work through monthly payments of $120,000, for a total $2.88 Million during the two years period.

The Mack Agreements

Previously, LD had entered into agreements with Mack, extending exclusive manufacturing rights for the pump and related accessories to Mack, and providing LD with financial assistance in the form of a $600,000 loan by Mack to LD, evidenced by a promissory note. During 2014 we entered into negotiations with Mack, continuing into 2015, for assumption by the Company of (a) the manufacturing agreement and (b) the $600,000 note (see Asset Purchase Agreement above).

Distribution Agreements

We entered into a memorandum of understanding with Medical Specialties Distributors LLC (“MSD”), awarding MSD exclusive rights to distribute the pump system and disposables to the Home Infusion and the Cancer Clinic markets. MSD is the largest distributor for these market segments.

F-10

TURNPOINT MEDICAL DEVICES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND DECEMBER 31, 2013

3. CONCENTRATIONS OF BUSINESS AND CREDIT RISK

The Company maintains cash balances in a financial institution which is insured by the Federal Deposit Insurance Corporation up to $250,000. Balances in these accounts may, at times, exceed the federally insured limits. At December 31, 2014, the cash balance in one bank account at $665,949 did exceed this limit.

4. PREPAYMENTS FOR I.P.

During 2014, we entered into an agreement with LD to acquire the patents and other intellectual property related to the technology of a new type infusion pump, against issuance of 120,977 restricted common shares, valued at their fair value at the time of $36,293. However, since the actual transfer of the IP did not occur until January 2015, we listed the transaction at December 31, 2014 as a prepayment.

5. DEFERRED TAX ASSETS

The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

	2014	2013
Federal statutory rate on pre-tax book loss	(34)%	(34)%
State tax benefit	(6)%	(6)%
Issuance of equity for services	5%	20%
Other non-deductible expenses	1%	-
Change in Valuation Allowance	34%	20%
Effective Income Tax Rate	0%	0%

The Company’s total deferred tax asset and valuation allowance as of December 31, 2014 and 2013 are as follows:

	2014	2013
Loss per financial statements	$1,656,239	$98,257
Differences in financial statement and tax accounting for:
Non-deductible travel expenses	(16,415)	-
Amortization of debt discount	(38,675)	-
Stock-based compensation	(198,706)	(48,620)
Beneficial conversion feature underlying notes	(7,984)	-
Loss adjusted for tax treatment	1,394,459	49,637

Net deferred tax asset	557,784	19,855
Less valuation allowances	(557,784)	(19,855)

Total deferred tax asset, net of valuation allowance	$-	$-

The Company believes that all of its positions taken in tax filings are more likely than not to be sustained upon examination by tax authorities. The Company is subject to examination by the tax authorities for all periods since inception.

F-11

TURNPOINT MEDICAL DEVICES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND DECEMBER 31, 2013

6. RELATED PARTY TRANSACTIONS

During the year ended December 31, 2014, the Company paid $90,500, with an additional $9,500 payable at December 31, 2014, to an entity controlled by the chairman and the chief financial officer of the Company, for business and financial advisory (at $5,000 per month) and accounting services (at $4,000 per month). In addition, the Company paid that entity $18,000 for approximately 1,000 square feet of office space, at $1,500 per month. The current agreements terminate at May 31, 2016 (advisory services) and February 28, 2016 (accounting services). During the year 2014, the Company incurred $120,000 to the President for his services; $52,000 to a Director for services; and $44,000 to the Chairman of the Company for services.

During the period from inception (August 23, 2013) to December 31, 2013, the Company issued 2,400,000 shares and 2,400,000 warrants (exercisable during five years at $1.75) to the founders, including the current chairman and chief financial officer, and an entity controlled by both. In addition, the Company paid $45,500 advisory fees and $10,500 rent for office space to that entity. At that time, the Company also issued 1,380,000 shares to the current president and a consultant with whom the Company is presently in negotiations for the position of chief executive officer, for services performed during the period and valued at $48,620.

7. RESEARCH AND DEVELOPMENT EXPENSES

During the year ended December 31, 2014, the Company paid $850,000 to LD pursuant to certain research and development agreements under which LD was contracted to complete the development of the new infusion pump and related accessories (see “The LD Agreements” above).

8. WARRANTS AND OPTIONS

	December 31, 2013		December 31, 2014
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Warrants outstanding at beginning of period	-	-	2,531,579	$1.75
Warrants granted	2,531,579	$1.75	1,561,596	$3.00
Warrants exercised	-	-	-	-
Warrants expired or cancelled	-	-	-	-

Warrants outstanding at end of period	2,531,579	$1.75	4,093,175	$2.23

	December 31, 2013
Range of	Number exercisable	Average
Exercise Prices	at December 31, 2013	Remaining Life
$1.75	2,531,579	56 Months

	December 31, 2014
Range of	Number exercisable	Average
Exercise Prices	at December 31, 2014	Remaining Life
$1.75 - $3.00	4,093,175	49 Months

F-12

TURNPOINT MEDICAL DEVICES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND DECEMBER 31, 2013

WARRANTS AND OPTIONS, Continued

In December 2014, the Board of Directors of the Company awarded the President of the Company incentive stock options to purchase six hundred ninety thousand (690,000) shares of the Company's common stock, $0.01 par value per share, having an exercise price equal to the common stock's fair market value as determined by the Board as of December 15, 2014, which options shall be subject to certain restrictions (the "Initial Options Award"). Such exercise price shall be no higher than the $1.50 per share price established in the most recent fair market evaluation. The Initial Options Award shall vest in four (4) equal amounts, starting with 25% of the Initial Option Award vesting on December 15, 2014, and 25% upon each of the first, second and third anniversaries of that date, provided that the executive is employed on each vesting date. The Initial Options Award shall be granted pursuant to and shall be subject to all of the terms and conditions imposed upon such awards granted under an Incentive Stock Plan to be formally adopted by the Company at an early possibility. These options were valued at $749,219 (grant date fair value of $1.09) utilizing a Black-Scholes valuation model with the following assumptions: Stock price and exercise price - $1.50; expected life – 5 years; volatility – 96%; dividends – none; risk-free rate – 1.0%. Compensation of $187,305 was recognized as salaries expense during the year ended December 31, 2014 for the fully vested options.

9. DEBT TRANSACTIONS

During 2014, we placed $375,000 in convertible debt, evidenced by 8% convertible notes, with nine accredited investors. In the process, we issued 375,000 warrants for the purchase of the Company’s common stock, exercisable at $3.00/share for five years. The notes matured December 31, 2014, and all were converted during the year, together with interest accrued thereon of $8,916, into 319,930 common shares and 319,930 five-year warrants exercisable at $3.00/share. We valued the intrinsic value of the beneficial conversion feature underlying the convertible debt at $7,984 and recorded to interest expense, and recognized amortization of the debt discount on the above 375,000 warrants in the amount of $38,675 during 2014.

10. EQUITY TRANSACTIONS

During 2014, we received $1,675,000 for subscriptions for the Company’s equity, from five accredited investors, pursuant to which we issued 1,479,095 common shares and warrants for the purchase of 841,666 shares, exercisable during 5 years at $3.00.

During 2014, we issued 25,000 warrants to a service provider, exercisable for 5 years at $3.00. These warrants were valued at $11,401 utilizing a Black-Scholes valuation model with the following assumptions: Expected life – 5 years; volatility – 96%; dividends – none; risk-free rate – 1.0%.

During 2013, we received $50,000 from an investor against issuance of 131,579 common shares and warrants for the purchase of 131,579 shares, exercisable during 5 years at $1.75.

11. SUBSEQUENT EVENTS

The LD Agreements:

In January 2015, we executed the final closing documents on the LD Agreements (see section “The LD Agreements in Note 2 above). Also in January, we entered into an agreement with LD, amending the Development Agreement and the Research and Development Agreement.

F-13

TURNPOINT MEDICAL DEVICES, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2014 AND DECEMBER 31, 2013

SUBSEQUENT EVENTS, Continued

The Development Agreement was amended to extend its validity to the four months February to May 2015, with a further extension presently being negotiated with LD, during which time the Company is to pay LD $75,000 per month to defray payroll expenses, plus all third party expenses accruing to LD in performance of their work under the agreement and approved by the Company. All such payment shall be deemed advance payments against the Success Fees due LD, and carry interest at the rate of 0.3% for every thirty day period until the first commercial shipment of the product. Also, the final $200,000 payment due LD under the original Development Agreement shall be applied against the aforementioned advances.

The Research and Development Agreement was amended to replace the $120,000 monthly payments by (a) up to $75,000 per month for LD’s payroll obligations with respect to personnel which was employed in the performance of LD’s R&D work under the agreement, with an overall maximum of $1,440,000; and (b) monthly reimbursements to LD of third party expenses accruing to LD in performance of their work under the agreement and approved by the Company. These expenses too, are capped by an overall maximum of $1,440,000. The Company may, in its sole discretion, elect to pay additional amounts above these maximum fees and expenses.

The Mack Agreements:

On February 24, 2015 we entered into an Assignment and Assumption Agreement with Mack Molding Company by which the Company assumed a certain Loan and Security Agreement entered into between LD and Mack on December 6, 2012. The Loan and Security Agreement provided, among other, for the assumption by the Company of (a) a certain promissory note for $600,000 issued by LD to Mack; (b) the obligation to pay Mack certain revenue participation payments within fifteen (15) days of the end of each fiscal quarter; and furthermore, to secure all obligations from the original Loan and Security Agreement, the Company granted Mack a security interest in all assets of the Company related to the infusion pump technology.

The Assignment and Assumption Agreement also called for the Company’s assumption of a certain Manufacturing Agreement entered into between LD and Mack on December 6, 2012 which agreement provided Mack, among other, with exclusive manufacturing rights for the new infusion pump.

On February 24, 2015 we entered into a Patent Security Agreement by which the Company, to secure all obligations from the original Loan and Security Agreement between LD and Mack, granted Mack a security interest in all patents related to the infusion pump technology.

Other Events:

During the first five months in 2015, we received $2,261,500 for subscriptions for the Company’s equity, from twenty-three accredited investors, pursuant to which we issued 1,507,667 common shares.

During the first quarter in 2015 we issued 50,000 warrants exercisable during five years at $3.00 to a service provider in settlement of the early termination of a consultancy agreement which called for payment of $3,000 per month in non-accountable expenses.

F-14

TURNPOINT MEDICAL DEVICES, INC.

Financial Statements

For the Six Months Ended June 30, 2015

F-15

TURNPOINT MEDICAL DEVICES, INC.

INDEX

Page
Number

Balance Sheets
- June 30, 2015 (unaudited) and December 31, 2014	F-17

Statement of Operations
- For the three and six months ended June 30, 2015 and June 30, 2014 (unaudited)	F-18

Statement of Cash Flows
- For the six months ended June 30, 2015 and June 30, 2014 (unaudited)	F-19

Statement of Changes in Stockholders’ Equity
- For the six month period ended June 30, 2015 (unaudited)	F-20

Notes to Financial Statements	F-21 - F-27

F-16

TURNPOINT MEDICAL DEVICES, INC.

BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2015	2014
Assets
Current Assets
Cash	$1,137,171	$665,949
Accrued interest receivable	15,386	-
Inventory	5,658	-
Prepaid consulting fees	25,833	49,583
Other current assets	1,706	36,293
Total Current Assets	1,185,754	751,825
Other Assets
Property and equipment not placed in service	208,293	-
Intangible assets, net	40,473	-
Prepayments for royalties	626,176	-
Promissory note receivable	600,000	-

Total Assets	$2,660,696	$751,825

Liabilities and Stockholders’ Equity
Accounts payable	$56,614	$36,297
Accrued expenses	19,875	27,050
Total Current Liabilities	76,489	63,347

Note payable (long-term)	600,000	-
Total Liabilities	676,489	63,347

Stockholders’ Equity
Common Stock, par value $0.001 per share 50,000,000 shares authorized, 7,439,250 and 5,831,581 shares issued and outstanding	7,439	5,832
Additional Paid-in Capital	4,862,106	2,437,142
Retained Deficit	(2,885,338)	(1,754,496)
Total Stockholders’ Equity	1,984,207	688,478

Total Liabilities and Equity	$2,660,696	$751,825

The accompanying notes are an integral part of the financial statements.

F-17

TURNPOINT MEDICAL DEVICES, INC.

STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Professional and consulting fees	$223,859	$44,000	$467,409	$63,000
Personnel expense	227,237	-	377,323	-
Selling, general and administrative expenses	31,987	15,132	124,245	22,156
Research and development expenses	15,000	97,200	166,676	137,200

Loss from Operations	(498,083)	(156,332)	(1,135,653)	(222,356)

Other (Income) or Expenses
Interest income	(11,680)	-	(19,811)	-
Interest expense	7,500	1,932	15,000	1,985
Amortization of debt discount	-	15,986	-	15,986
Total Other Expenses (Income)	(4,180)	17,918	(4,811)	17,971

Net Loss	$(493,903)	$(174,250)	$(1,130,842)	$(240,327)

Loss per share, basic and diluted	$(0.07)	$(0.04)	$(0.19)	$(0.06)
Weighted average number of shares outstanding during the period, basic and diluted	7,320,332	4,004,638	6,006,858	3,958,359

The accompanying notes are an integral part of the financial statements.

F-18

TURNPOINT MEDICAL DEVICES, INC.

STATEMENTS OF CASH FLOWS

	For the Six Months
	Ended June 30,
	2015	2014
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net Loss	$(1,130,842)	$(240,327)
Adjustments to reconcile net loss to net cash used by operating activities
Amortization	220	15,986
Stock-based compensation	165,072	-
(Increase) decrease in accrued interest receivable	(15,386)	-
(Increase) decrease in prepaid expenses	23,750	-
(Increase) decrease in inventory	(5,658)	-
(Increase) decrease in other current assets	(1,706)	1,690
Increase (decrease) in accounts payable and accruals	13,142	66,495

Net Cash used by Operating Activities	(951,408)	(156,156)

Cash Flows from Investing Activities
Purchase of intangibles	(4,400)	-
Prepayments for royalties	(626,176)	-
Purchase of equipment	(208,293)	-
Net Cash used by Investing Activities	(838,869)	-

Cash Flows from Financing Activities
Proceeds from promissory notes	-	155,000
Proceeds from placement of common stock	2,261,499	-
Net Cash provided by financing activities	2,261,499	155,000

Net Increase in Cash and Equivalents	471,222	(1,156)
Cash and Equivalents at Beginning of Year	665,949	2,136
Cash and Equivalents at End of Year	$1,137,171	980

Supplemental Disclosure of Cash Flow Information:

Cash paid for interest	$7,500	-

Supplemental Disclosure of Non-Cash Investing and Financing Activities:

Recognition of IP asset against prepayment upon acquisition of IP	$36,293	-
Assumption of note receivable and note payable – IP acquisition	600,000	-
Prepayments for IP asset via issuance of common stock	-	36,293
Debt discount recognized upon issuance of warrants	-	38,675

The accompanying notes are an integral part of the financial statements.

F-19

TURNPOINT MEDICAL DEVICES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2015 (UNAUDITED)

	Common Stock		Additional	Accumulated	Total
	Shares	Amount	Paid-in Capital	Deficit	Equity

Balances at December 31, 2014	5,831,581	$5,832	$2,437,142	$(1,754,496)	$688,478

Issuance of common stock for cash	1,507,669	1,507	2,259,992	-	2,261,499

Issuance of common stock to director	100,000	100	24,900		25,000

Issuance of warrants to service provider	-	-	46,420		46,420

Recognition of expense – stock options	-	-	93,652	-	93,652

Loss for six months in 2015	-	-	-	(1,130,842)	(1,130,842)

Balances at June 30, 2015	7,439,250	$7,439	$4,862,106	$(2,885,338)	$1,984,207

The accompanying notes are an integral part of the financial statements.

F-20

TURNPOINT MEDICAL DEVICES, INC.

NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

Turnpoint Medical Devices, Inc. (the “Company”) was incorporated as a Delaware corporation on August 23, 2013 under the name Point Medical, Inc. In February 2015, we changed our name to Turnpoint Medical Devices, Inc.

Business

We are in the business of investing in/acquiring late stage development medical device technology that has exceptional market impact potential to positively change the game for customers and the market - and turning these exceptional potentials into commercial success, thereby providing for healthcare market customers significant and welcomed change toward increased quality, safety and effectiveness. To that extent we are in the process of bringing to market a new type infusion pump. This new technology will revolutionize the infusion therapy market and deliver better patient care, provider practices and healthcare economics, and totally or significantly eliminate the many problems inherent in traditional infusion pump technology and designs, such as:

Mechanical and software design failures

False alarms (“Alarm Fatigue”)

Life-threatening failures

Inaccurate drug delivery

Infection, air-in-line and battery issues

Constant workflow interruptions

Interim Financial Information

The Company has prepared the unaudited interim financial statements and related unaudited financial information in the footnotes in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. These interim financial statements reflect all adjustments consisting of normal recurring accruals, which, in the opinion of management, are necessary to present fairly the Company’s financial position, the results of its operations and its cash flows for the interim period. These financial statements should be read in conjunction with the audited financial statements for the period from August 23, 2013 (date of inception) through December 31, 2013 and for the year ended December 31, 2014. The nature of the Company’s business is such that the results of any interim period may not be indicative of the results to be expected for the entire year.

Recent Accounting Pronouncements

On May 28, 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU No. 2014-09 is expected, among other things, to remove inconsistencies and weaknesses in revenue requirements and improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. In particular, the amendments in this ASU will be added to the FASB Accounting Standards Codification (FASB ASC) as Topic 606, Revenue from Contracts with Customers, and will supersede the revenue recognition requirements in FASB ASC 605, Revenue Recognition, as well as some cost guidance in FASB ASC Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts. The core principle of this ASU is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, the guidance provides that an entity should apply the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. On August 12, 2015, the FASB issued Accounting Standards Update (ASU) No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of the guidance in ASU No. 2014-09. ASU No. 2015-14 permits the Company to apply the guidance in ASU No. 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within those reporting periods. Earlier application is permitted, but only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within those reporting periods. The Company is currently evaluating the potential effect of application of this accounting standard.

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TURNPOINT MEDICAL DEVICES, INC.

NOTES TO FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

On June 10, 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-10: Development Stage Entities (Topic 915)—Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation, which seeks to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements for development stage entities and removes the definition of a development stage entity from FASB Accounting Standards Codification (FASB ASC) Topic 915, Development Stage Entities, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP; and (2) eliminates the requirements for development stage entities to (a) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (b) label the financial statements as those of a development stage entity, (c) disclose a description of the development stage activities in which the entity is engaged, and (d) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early application was permitted, and the Company adopted this standard in 2014 and applied the disclosure requirements retrospectively.

On June 19, 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-12, Compensation—Stock Compensation (Topic 718)—Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (a consensus of the FASB Emerging Issues Task Force). This ASU requires a performance target that affects vesting and that could be achieved after the requisite service period, to be treated as a performance condition. A reporting entity should apply existing guidance in FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, as it relates to awards with performance conditions that affect vesting, to account for such awards, and, thus, the performance target should not be reflected in estimating the grant-date fair value of the award. Additionally, compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved, and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered; if the performance target becomes probable of being achieved before the end of the requisite service period, then the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. Finally, the total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest, and should be adjusted to reflect those awards that ultimately vest. ASU No. 2014-12 is effective for the Company for annual periods and interim periods within those annual periods beginning after December 15, 2015, with earlier adoption permitted. The Company is currently evaluating the potential effect of application of this accounting standard.

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TURNPOINT MEDICAL DEVICES, INC.

NOTES TO FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

On July 22, 2015, the FASB issued Accounting Standards Update (ASU) No. 2015-11, Inventory (Topic 330)—Simplifying the Measurement of Inventory. Under the existing guidance of FASB Accounting Standards Codification (FASB ASC) Topic 330, Inventory, an entity is required to measure inventory at the lower of cost or market, where market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. This ASU, however, requires that an entity measure inventory at the lower of cost and net realizable value, where net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Subsequent measurement is unchanged for inventory measured using the last-in, first-out method or the retail inventory method. The amendments are effective for the Company for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company is currently evaluating the potential effect of application of this accounting standard.

Securities Issued for Services

The Company accounts for stock, stock options and stock warrants issued for services and compensation for employees under the fair value method. For non-employees, the fair value of the Company’s equity instruments are measured in accordance with FASB Accounting Standards Codification ("ASC") 505-50. The Company has determined the fair value of the warrants/options granted under the Black-Scholes Pricing Model. The Company has adopted the provisions of FASB Accounting Standards Codification ("ASC") 718, Compensation - Stock Compensation, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of ASC 718, share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee's requisite service period (generally the vesting period of the equity grant).

Fair Value Measurements

The Company has adopted the provisions of ASC 820, Fair Value Measurements and Disclosures. Under ASC 820, a framework was established for measuring fair value in generally accepted accounting principles (GAAP), and for expanded disclosures about fair value measurements.

Cash Equivalents

Cash and all highly liquid investments with an original maturity of three months or less from the date of purchase, including money market mutual funds, short-term time deposits, and certain government agency and corporate obligations, are classified as cash and cash equivalents.

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TURNPOINT MEDICAL DEVICES, INC.

NOTES TO FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events Evaluation Date

The Company evaluated the events and transactions subsequent to its June 30, 2015 balance sheet date and, in accordance with FASB ASC 855-10-50, “Subsequent Events” through September 3, 2015, which is the date the financial statements were available to be issued.

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TURNPOINT MEDICAL DEVICES, INC.

NOTES TO FINANCIAL STATEMENTS

2. CONCENTRATIONS OF BUSINESS AND CREDIT RISK

The Company maintains cash balances in a financial institution which is insured by the Federal Deposit Insurance Corporation up to $250,000. Balances in these accounts may, at times, exceed the federally insured limits. At June 30, 2015, the cash balance in one bank account at $1,000,425 did exceed this limit.

3. PREPAYMENTS FOR ROYALTIES

The Company had entered into a Development Agreement and Research and Development Agreement with Leveraged Developments, LLC (“LD”) in October 2014 to detail the research and development efforts undertaken by LD for the Company. These agreements were amended in January 2015 to extend their validity to the four months February to May 2015, with a further extension presently being negotiated with LD. During these extension periods, the Company continued and continues to pay LD $75,000 per month to defray payroll expenses, plus all third party expenses accruing to LD in performance of their work under the agreement and approved by the Company. All such payments shall be deemed advance payments against the Success Fees due LD, and carry interest at the rate of 0.3% for every thirty day period until the first commercial shipment of the product. At June 30, 2015, such advances, including accrued interest, totaled $626,176. Upon regulatory approval of the product, the Company will credit LD $200,000 by reduction of these recorded advances.

4. INTANGIBLE ASSETS

In October 2014 the Company had entered into an Asset Purchase Agreement with Leveraged Developments LLC of Portsmouth, NH (“LD”) which outlined the terms under which the Company acquired from LD the patents and other intellectual property related to the technology of a new type infusion pump (the “Assets”) (Please refer to our disclosures in our audited financial statements for the years ended December 31, 2013 and 2014).

The purchase price for the Assets was paid in the form of 120,997 restricted common shares of the Company, valued at $36,293. This value was allocated among the components of the Assets as follows:

We determined the value of the Breeze trademark to be $500. Since we have not so far obtained any revenue for this product, we are reverting to the cost approach (reference for typical cost: webpage of LegalZoom™, a representative service provider). We determined the value of the IVbreeze.com to be zero because of the absence of related revenues and the fact that the cost of registering a domain name is negligible. We have allocated the remainder of the purchase price of the Assets amounting to $35,793 to the segment “Patent Applications”. Both of the aforementioned valued assets will be amortized on a straight line over ten years starting with the date when the final pump products enter the market.

During the first quarter in 2015 the Company acquired the rights to the domain name “turnpoint.com” against payment of $4,400. The Company is amortizing this asset on a straight line over a period of 5 years beginning with the second quarter 2015.

			Accumulated Amortization
Intangible Asset	Estimated Life (Years)	Gross Amount	as of June 30, 2015
Breeze trademark	10	$500	$-
Patent applications	10	35,793	-
Domain “turnpoint.com”	5	4,400	220

Total Intangible Assets		$40,693	$220

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TURNPOINT MEDICAL DEVICES, INC.

NOTES TO FINANCIAL STATEMENTS

INTANGIBLE ASSETS, continued

Scheduled amortization over the next five years and thereafter is as follows:

For the twelve months ending June 30,

2016	$880
2017	880
2018	880
2019	880
2020	660
Thereafter	36,293

Total	$40,473

5. PROMISSORY NOTES RECEIVABLE AND PAYABLE

Previously, LD had entered into agreements with Mack Molding Company (“Mack”), extending exclusive manufacturing rights for the pump and related accessories to Mack, and providing LD with financial assistance in the form of a $600,000 loan by Mack to LD, evidenced by a promissory note. In February 2015, the Company, LD, and Mack entered into a certain Assignment and Assumption, Consent and Modification Agreement by which, among other, the Company assumed LD’s position in the manufacturing agreement previously entered between LD and Mack and the $600,000 promissory note (see above). This note matures in 2037, carries interest at the rate of 5% per year on a 360-day basis, and is secured by all assets of the Company relating to the infusion pump technology. Simultaneously, LD issued a $600,000 promissory note to the Company, which note matures in 2024 and carries interest at the rate of 5% per year on a 360-day basis. The Company and LD also agreed that 25% of any “success fees” (royalties) payable to LD under the Development Agreement shall be applied against the principal balance of this note.

The above Assignment and Assumption, Consent and Modification Agreement also specified, among other, that the Company assume LD’s obligation to make certain Revenue Participation payments to Mack. This obligation encompasses quarterly payments to Mack of $120.00 for every pump manufactured and $0.24 for every Disposable Pump Set manufactured, and runs for 25 years.

6. RELATED PARTY TRANSACTIONS

During the three and six months ended June 30, 2015 the Company paid $27,000 and $54,000, respectively, to an entity controlled by the chairman and the chief financial officer of the Company, for business and financial advisory (at $5,000 per month) and accounting services (at $4,000 per month). In addition, the Company paid that entity $9,000 for approximately 1,000 square feet of office space, at $1,500 per month. During the three months ended June 30, 2015, the Company also made the following payments for consulting services: (a) $35,000 to the Company’s designated chief executive officer, and (b) $12,500 to its president. Furthermore, in March 2015, the Company issued 100,000 restricted shares to a director (see Note 8 below).

During the three and six months ended June 30, 2014 the Company paid $16,000 to its President for his services.

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TURNPOINT MEDICAL DEVICES, INC.

NOTES TO FINANCIAL STATEMENTS

7. RESEARCH AND DEVELOPMENT EXPENSES

During the three and six months ended June 30, 2015 the Company incurred $15,000 and $166,676, respectively, in research and development expenses pursuant to the agreements under which LD was contracted to complete the development of the new infusion pump and related accessories, In addition, the company paid LD $626,176 for research and development work which amount was capitalized as prepaid royalties (see Note 3 above).

During the three and six months ended June 30, 2014, the Company paid $97,200 and $137,200, respectively, to LD pursuant to certain research and development agreements under which LD was contracted to complete the development of the new infusion pump and related accessories (see “The LD Agreements” above).

8. EQUITY TRANSACTIONS

During the first six months in 2015 we received $2,261,499 for subscriptions for the Company’s equity, from twenty-two accredited investors, pursuant to which we issued 1,507,669 common shares.

During the first quarter in 2015 we issued 100,000 common shares to a director. Half of these shares vest on March 3, 2016 and the other half vests on March 3, 2017. The shares were valued at their fair price of $150,000, to be amortized over a period of two years. During the three and six months ended June 30, 2015, $25,000 was recognized as compensation.

During the first quarter in 2015 we issued 50,000 warrants exercisable during five years at $3.00 to a service provider in settlement of the early termination of a consultancy agreement which called for payment of $3,000 per month in non-accountable expenses. These warrants were valued at $46,420 utilizing a Black-Scholes valuation model with the following assumptions: Stock price and exercise price - $1.50; expected life – 5 years; volatility – 96%; dividends – none; risk-free rate – 1.0%. Compensation of $46,420 was recognized as consulting expense during the quarter.

In December 2014, the Board of Directors of the Company awarded the President of the Company incentive stock options to purchase six hundred ninety thousand (690,000) shares of the Company's common stock, which vest at 25% on the grant date, and 25% on each successive anniversary of that date. Compensation of $187,305 was recognized as salaries expense during the year ended December 31, 2014 and $46,826 and $96,652, respectively, was recognized during the three and six months ended June 30, 2015 for the fully vested portions of the option, leaving $465,262 in unrecognized compensation.

9. SUBSEQUENT EVENTS

During the period from June 30, 2015 to September 3, 2015 we received $90,000 for subscriptions for the Company’s equity, from six accredited investors, pursuant to which we issued 60,000 common shares.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the quarters ended June 30, 2015 and 2014 and the fiscal years ended December 31, 2014 and 2013 should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements that are included elsewhere in this Registration Statement. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors.  See “Forward-Looking Statements.”

Overview

We are commercializing late stage development medical device technology.

In January 2015 we acquired from Leveraged Developments LLC of Portsmouth, NH (“LD”) the patents and other intellectual property related to the technology of a new type infusion pump, for the purpose of finalizing—in partnership with LD—the development of this device and obtaining FDA clearance. We entered into a memorandum of understanding with Medical Specialties Distributors LLC (“MSD”), awarding MSD exclusive rights to distribute the pump system and disposables to the Home Infusion and the Cancer Clinic markets. MSD is the largest distributor for these market segments.

The Company believes that this new technology will revolutionize the infusion therapy market and deliver better patient care, provider practices and healthcare economics, and hopes that the new technology will eliminate many of the problems inherent in traditional infusion pump technology and designs, such as:

•	Mechanical and software design failures;
•	False alarms (“Alarm Fatigue”);
•	Life-threatening failures;
•	Inaccurate drug delivery;
•	Infection, air-in-line and battery issues; and
•	Constant workflow interruptions.

We seek to obtain final FDA clearance and begin manufacturing during the first quarter in 2016.

Summary of Significant Accounting Policies

We have identified the policies below as critical to our business operations and understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout “Management’s discussion and analysis of financial condition and results of operations” where such policies affect our reported and expected financial results. Our financial statements, which have been prepared in accordance with U.S. GAAP, require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates. For a detailed discussion on the application of these and other accounting policies, See Note 1 in our audited and unaudited financial statements included elsewhere in this prospectus.

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Fair Value Measurements

The Company has adopted the provisions of ASC 820, Fair Value Measurements and Disclosures. Under ASC 820, a framework was established for measuring fair value in generally accepted accounting principles (GAAP), and for expanded disclosures about fair value measurements.

Cash Equivalents

Cash and all highly liquid investments with an original maturity of three months or less from the date of purchase, including money market mutual funds, short-term time deposits, and certain government agency and corporate obligations, are classified as cash and cash equivalents.

Nature of Organization

Inventories

Inventories consist of raw materials, purchased for manufacturing of finished goods upon start of production which is expected late this year or early next year, and is valued at cost. Going forward and depending on the type of inventory products, the Company will either utilize one or the other of the two following allocation methods to value inventory and cost-of-goods sold.

1. The first-in, first-out (FIFO) allocation method. With FIFO, the system will allocate the oldest inventory first, but will not allocate any expired inventory. For items with a limited shelf life, the expiration date entered on the receipt will determine which items are allocated first. For items that do not have a limited shelf life, the system will allocate the oldest inventory by the receipt date.

2. The moving weighted average cost method to value inventory. The method adjusts the per-unit cost of inventory each time the following inventory transactions are recorded in the system: receipts from vendors or other warehouses, receipt reversals, returns, transfers and cost adjustments. The actual inventory activity is recorded during daily processing. Average cost is also recalculated when invoicing variances are allocated back to inventory on-hand.

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows: computer software developed or acquired for internal use, three years; computer equipment, two to three years; manufacturing equipment, estimated useful life in terms of units produced; buildings and improvements, five to 15 years; leasehold improvements, two to 10 years; and furniture and equipment, one to five years. Land, construction in progress and property and equipment not yet in service are not depreciated.

Long-Lived Assets

The Company assesses the valuation of components of its long-lived assets whenever events or circumstances dictate that the carrying value might not be recoverable. The Company bases its evaluation on indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such factors indicate that the carrying amount of an asset or asset group may not be recoverable, the Company determines whether impairment has occurred by analyzing an estimate of undiscounted future cash flows at the lowest level for which identifiable cash flows exist. If the estimate of undiscounted cash flows during the estimated useful life of the asset is less than the carrying value of the asset, the Company recognizes a loss for the difference between the carrying value of the asset and its estimated fair value, generally measured by the present value of the estimated cash flows.

Income Taxes

The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expenses are expected to be settled in the Company’s income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Net operating loss carry forwards expire starting in 2033 through 2034. Utilization of these net loss carry forwards is subject to the limitations of Internal Revenue Code Section 382.  Because of the current uncertainty of realizing the benefit of the tax carry forward, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carry forward depends predominantly upon the Company's ability to generate taxable income during the carry forward period.

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Securities Issued for Services

The Company accounts for stock, stock options and stock warrants issued for services and compensation for employees under the fair value method. For non-employees, the fair value of the Company’s equity instruments are measured in accordance with FASB Accounting Standards Codification ("ASC") 505-50. The Company has determined the fair value of the warrants/options granted under the Black-Scholes Pricing Model. The Company has adopted the provisions of FASB Accounting Standards Codification ("ASC") 718, Compensation - Stock Compensation, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of ASC 718, share-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee's requisite service period (generally the vesting period of the equity grant).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

On May 28, 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU No. 2014-09 is expected, among other things, to remove inconsistencies and weaknesses in revenue requirements and improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. In particular, the amendments in this ASU will be added to the FASB Accounting Standards Codification (FASB ASC) as Topic 606, Revenue from Contracts with Customers, and will supersede the revenue recognition requirements in FASB ASC 605, Revenue Recognition, as well as some cost guidance in FASB ASC Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts. The core principle of this ASU is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, the guidance provides that an entity should apply the following steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. On August 12, 2015, the FASB issued Accounting Standards Update (ASU) No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of the guidance in ASU No. 2014-09. ASU No. 2015-14 permits the Company to apply the guidance in ASU No. 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within those reporting periods. Earlier application is permitted, but only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within those reporting periods. The Company is currently evaluating the potential effect of application of this accounting standard.

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On June 10, 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-10: Development Stage Entities (Topic 915)—Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation, which seeks to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements for development stage entities and removes the definition of a development stage entity from FASB Accounting Standards Codification (FASB ASC) Topic 915, Development Stage Entities, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP; and (2) eliminates the requirements for development stage entities to (a) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (b) label the financial statements as those of a development stage entity, (c) disclose a description of the development stage activities in which the entity is engaged, and (d) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early application was permitted, and the Company adopted this standard in 2014 and applied the disclosure requirements retrospectively.

On June 19, 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-12, Compensation—Stock Compensation (Topic 718)—Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (a consensus of the FASB Emerging Issues Task Force). This ASU requires a performance target that affects vesting and that could be achieved after the requisite service period, to be treated as a performance condition. A reporting entity should apply existing guidance in FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, as it relates to awards with performance conditions that affect vesting, to account for such awards, and, thus, the performance target should not be reflected in estimating the grant-date fair value of the award. Additionally, compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved, and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered; if the performance target becomes probable of being achieved before the end of the requisite service period, then the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. Finally, the total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest, and should be adjusted to reflect those awards that ultimately vest. ASU No. 2014-12 is effective for the Company for annual periods and interim periods within those annual periods beginning after December 15, 2015, with earlier adoption permitted. The Company is currently evaluating the potential effect of application of this accounting standard.

On July 22, 2015, the FASB issued Accounting Standards Update (ASU) No. 2015-11, Inventory (Topic 330)—Simplifying the Measurement of Inventory. Under the existing guidance of FASB Accounting Standards Codification (FASB ASC) Topic 330, Inventory, an entity is required to measure inventory at the lower of cost or market, where market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. This ASU, however, requires that an entity measure inventory at the lower of cost and net realizable value, where net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Subsequent measurement is unchanged for inventory measured using the last-in, first-out method or the retail inventory method. The amendments are effective for the Company for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company is currently evaluating the potential effect of application of this accounting standard.

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Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Registration Statement.

Comparison of the fiscal year ended December 31, 2014 and December 31, 2013

	For the Year Ended December 31,	For the Period from inception (August 23, 2013) to December 31,
	2014	2013
Professional and consulting fees	$453,132	$83,620
Personnel expense (salaries)	201,766	-
Selling, general and administrative expenses	95,767	14,637
Research and development expenses	850,000	-
Loss from Operations	(1,600,665)	(98,257)

Other (Income) or Expenses

Interest income	-	-
Interest expense	16,899	-
Amortization of debt discount	38,675	-
Total Other Expenses (Income)	(55,574)	-
Net Loss	$(1,656,239)	(98,257)

Revenue

During the period from inception through December 31, 2014, the Company did not have any revenue.

Administration Expense

Administration expenses increased to $95,767 for the year ended December 31, 2014 as compared with $14,637 for the year ended December 31, 2013.  Since the Company was incorporated in August of 2013, this increase is primarily attributable to the fact that the Company had operations for a full year for the ended December 31, 2014.

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Research and Development Expenses

Research and Development expenses were $850,000 for the year ended December 31, 2014 as compared with $0 for the year ended December 31, 2013.

Interest Expense/Income

Interest expense increased to $55,574 for the year ended December 31, 2014 as compared with $0 for the year ended December 31, 2013. Interest expense is comprised of $16,899 face interest, $38,675 debt discount amortization. Since the Company was incorporated in August of 2013, the Company did not have debt in 2013. This increase is primarily attributable to debt incurred by the Company in the year ended December 31, 2014.

Net loss

Net loss increased to $1,656,239 for the year ended December 31, 2014 as compared with $98,257 for the year ended December 31, 2013.

Liquidity and Capital Resources

Cash Flows

	For the Year Ended December 31,	For the Period from inception (August 23, 2013) to December 31,
	2014	2013
Net cash used in operating activities	$(1,386,187)	$(47,864)
Net cash used in investing activities	$-	$-
Net cash provided by financing activities	$2,050,000	$50,000

Net cash used in operations was $1,386,187 for the fiscal year ended December 31, 2014 compared to $47,864 for the fiscal year ended December 31, 2013.

There were no cash transactions from investing activities in fiscal year 2014 or 2013.

Cash flows provided by financing activities for the fiscal year ended December 31, 2014 were $2,050,000 compared to $50,000 for the fiscal year ended December 31, 2013.  In 2014 we had proceeds from private placements of common stock of $1,675,000, and we issued $375,000 worth of convertible promissory notes, while in 2013 we had proceeds from private placements of common stock of $50,000.

Comparison of the three months and six-months ended June 30, 2015 and June 30, 2014

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Professional and consulting fees	$223,859	44,000	$467,409	$63,000
Personnel expense	227,237	-	377,323	-
Selling, general and administrative expenses	31,987	15,132	124,245	22,156
Research and development expenses	15,000	97,200	166,676	137,200
Loss from Operations	(498,083)	(156,332)	(1,135,653)	(222,356)

Other (Income) or Expenses

Interest income	(11,680)	-	(19,811)	-
Interest expense	7,500	1,932	15,000	1,985
Amortization of debt discount	-	15,986	-	15,986
Total Other Expenses (Income)	(4,180)	17,918	(4,811)	17,971
Net Loss	(493,903)	(174,250)	$(1,130,842)	(240,327)

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Revenue

During the period from inception through June 30, 2015, the Company did not have any revenue.

Administration Expense

Administration expenses increased to $124,245 for the six months ended June 30, 2015 as compared with $22,156 for the six months June 30, 2014.

Administration expenses increased to $31,987 for the three months ended June 30, 2015 as compared with $15,132 for the three months June 30, 2014.

Research and Development Expenses

Research and Development expenses were $166,676 for the six months ended June 30, 2015 as compared with $137,200 for the six months ended June 30, 2014.

Research and Development expenses were $15,000 for the three months ended June 30, 2015 as compared with $97,200 for the three months ended June 30, 2014.

Interest Expense/Income

Pursuant to our agreements with Leveraged Developments LLC (“LD”) and Mack Molding Company we assumed a $600,000 note issued by LD to Mack, effective beginning of the year 2015. That accounts for the 2015 expenses. The 2014 expenses were related to debt which was converted to equity in late 2014.

Concurrently with the above, LD issued a $600,000 interest bearing note to us. In addition, we advanced certain R&D related funds to LD which carry interest.

Net loss

Net loss increased to $1,130,842 for the six months ended June 30, 2015 as compared with $240,327 for the six months ended June 30, 2014.

Net loss increased to $493,903 for the three months ended June 30, 2015 as compared with $174,250 for the three months ended June 30, 2014.

Liquidity and Capital Resources

Cash Flows

	For the Six Months Ended June 30,
	2015	2014
Net cash used in operating activities	$(951,408)	$(156,156)
Net cash used in investing activities	$(838,869)	$-
Net cash provided by financing activities	$2,261,499	$155,000

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Net cash used in operations was $951,408 for the six months ended June 30, 2015 compared to $156,156 for the six months ended June 30, 2014.

For the six months ended June 30, 2015, the Company had the following cash transactions from investing activities: (1) purchase of intangibles ($4,400), pre-payments for royalties ($626,176) and purchase of equipment ($208,293). There were no cash transactions from investing activities in fiscal year 2014.

Cash flows provided by financing activities for the six months ended June 30, 2015 were $2,261,499 compared to $155,000 for the six months ended June 30, 2014.  For the six months ended June 30, 2014, we had proceeds from promissory notes of $155,000, while for the six months ended June 30, 2014 we had proceeds from private placements of common stock of $2,261,499.

Related Party Transactions

Since inception, Turnpoint Medical Devices, Inc. has conducted transactions with directors and director related entities. These transactions included the following:

During the three and six months ended June 30, 2015 the Company paid $27,000 and $54,000, respectively, to Strategy Advisors, LLC, an entity controlled by the chairman and the chief financial officer of the Company, for business and financial advisory (at $5,000 per month) and accounting services (at $4,000 per month). In addition, the Company paid that entity $9,000 for approximately 1,000 square feet of office space, at $1,500 per month. During the three months ended June 30, 2015, the Company also made the following payments for consulting services: (a) $35,000 to the Company’s designated chief executive officer, and (b) $12,500 to its president. Furthermore, in March 2015, the Company issued 100,000 restricted shares to a director (see Note 8 to the financial statements for the six month period ending June 30, 2015).

During the three and six months ended June 30, 2014, the Company paid $16,000 to its President for his services.

During the year ended December 31, 2014, the Company paid $90,500, with an additional $9,500 payable at December 31, 2014, to, Strategy Advisors, LLC, an entity controlled by the chairman and the chief financial officer of the Company, for business and financial advisory (at $5,000 per month) and accounting services (at $4,000 per month). In addition, the Company paid that entity $18,000 for approximately 1,000 square feet of office space, at $1,500 per month. The current agreements terminate at May 31, 2016 (advisory services) and February 28, 2016 (accounting services). During the year 2014, the Company incurred $120,000 and $16,000 to the President for his services; $52,000 to a Director for services; and $44,000 to the Chairman of the Company for services.

During the period from inception (August 23, 2013) to December 31, 2013, the Company issued 2,400,000 shares and 2,400,000 warrants (exercisable during five years at $1.75) to the founders, including the Chief Executive Officer and Chairmain and Chief Financial Officer, and Strategy Advisors, LLC, an entity controlled by both. In addition, the Company paid $45,500 advisory fees and $10,500 rent for office space to that entity. At that time, the Company also issued 1,380,000 shares to the current president and a consultant with whom the Company is presently in negotiations for the position of chief executive officer, for services performed during the period and valued at $48,620.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors, executive officers and key employees are listed below. The number of directors is determined by our board of directors. All directors hold office until the next annual meeting of the board or until their successors have been duly elected and qualified. Officers are elected by the board of directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the board of directors.

Name	Age	Principal Positions With Us
John R. Toedtman	70	Chief Executive Officer and Chairman of the Board
Jerry Ruddle	62	President, Chief Operating Officer
Joerg Klaube	74	Chief Financial Officer
Christopher J. York	54	Director

Set forth below is a brief description of the background and business experience of our directors and executive officers for the past five years.

John R. Toedtman. With over 40 years of business experience, Mr. Toedtman has held senior management positions as Group VP of the Metallurgical Group at Engelhard Industries, a Fortune 100 company, and as President and CEO of a number of early stage companies in the diagnostic and medical device fields. He has been on the board of 7 public companies including Vital Signs, Inc. and a number of private companies, and brings substantial experience in M&A, technology transfer and corporate strategy. He was a Managing Director at Bluestone Capital and is presently a Senior Advisor at Griffin Securities. Mr. Toedtman earned a BA in Economics and an MA in International Economics from Georgetown University.

Jerry C. Ruddle. With over 18 years’ experience at Hewlett-Packard Medical Products, Mr. Ruddle served in progressive management positions leading to National Sales Manager. He led sales, marketing, channel and new business launch teams of up to 300 professionals for a wide range of medical devices and diagnostics sold to both hospital and non-hospital markets. In recent years, he has served in senior executive positions in several venture-backed technology companies including Graphco Technologies (President and COO), Iridian Technologies (EVP) (sold to L-1 Identity Solutions (NYSE: ID)), and Advanced Cerametrics (EVP and GM), delivering innovations in the biometric security, advanced materials and energy harvesting markets. Most recently he served as Chief Development Officer at American Hospital Services Group, a leading healthcare services company, which was successfully acquired and merged. Mr. Ruddle graduated with a BSE in Biomedical Engineering from the Pratt School of Engineering at Duke University and holds an MBA in Industrial Marketing and Finance from the Kenan-Flagler Business School at the University of North Carolina.

Joerg H. Klaube. Mr. Klaube’s career encompasses a broad range of appointments in corporate financial management and controllership, treasury and administrative functions, in a variety of business environments including publicly held companies. He served as chief financial officer for software design and computer marketing firms Magnitude Information Systems Inc., Unitronix Corporation and Comar Technologies Inc. and the telecommunications holding company E. Oliver Capital Group. Before that, he was employed for sixteen years with the U.S. subsidiary of Siemens AG, where he served as Director of Business Administration in the Telecommunications Division. He graduated from the Banking School in Berlin, Germany, and holds a Master Degree in Business Administration from Rutgers University.

Christopher J. York. Christopher York has over 28 years of healthcare experience operating Home Infusion/Specialty Pharmacy providers. Mr. York currently serves on the Board of Directors of Axelacare Health solutions, a $400 million revenue company provided services to home infusion patients. Previously, Mr. York was CEO and Founder of Infuscience and CEO of Critical Care Systems where he led a successful growth plan culminating in a tripling of revenue to over $100 million annually. Before joining Critical Care Systems, Mr. York was President and CEO of Gateway Homecare. Mr. York held various positions at Coram Healthcare, a major home infusion company in the U.S., ending up as the COO or Coram’s Western operations. Mr. York holds a B.S. degree in Business Administration from the University of Wisconsin-Whitewater.

Family Relationships

There are no family relationships between any of our directors or officers.

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Involvement in Certain Legal Proceedings

To the best of our knowledge, none of directors or officers, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Term of Office

Our directors hold office until a successor is elected and qualified or until earlier of resignation, removal from office or death.

Board Committees

Our Board of Directors has no separate committees and our Board of Directors acts as the audit committee and the compensation committee. We do not have an audit committee financial expert serving on our Board of Directors.

Board Assessment of Risk

Our risk management function is overseen by our Board.  Our management keeps our Board apprised of material risks and provides our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect Turnpoint Medical, and how management addresses those risks.  Mr. Toedtman, as our Chief Executive Officer works closely together with the Board once material risks are identified on how to best address such risk.  If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid or accrued by us to our Chief Executive Officer, Chief Financial Officer and each of our other officers for the years ended December 31, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)	Total ($)

John R. Toedtman (Chief Executive Officer and	2014	47,692	-	47,692
Chairman of the Board)	2013	0

Jerry Ruddle (President and Chief Operating Officer)	2014	120,385	-	120,385
	2013	0	-

George Boyajian (Former Director)(1)	2014	52,000	-	52,000
	2013	0	-

Joerg Klaube (Chief Financial Officer)(2)	2014	0	-	0
	2013	0	-	0

(1) Mr. Boyajian served as a director in 2013 and 2014. Mr. Boyajian is not a director as of the date of this registration statement.

(2)  Mr. Klaube was not paid any compensation by the Company for the years ended December 31, 2014 and 2013. Rather, Mr. Klaube received compensation from Strategy Advisors, LLC, which is owned by Mr. Klaube and the Company’s CEO. Strategy Advisors was paid an advisory fee by Turnpoint for the years ended December 31, 2014 and 2013.

Outstanding Equity Awards at Fiscal Year-End Table

The Company did not have any outstanding equity awards for the years ended December 31, 2014 and 2013.  A stock award was granted to a new director who was appointed by the Company in 2015. See Note 8 to the financials statements for the six month period ended June 30, 2015 for information on this grant.

Compensation of Directors

Other than as noted in the Summary Compensation Table above, the Company does not offer compensation to its directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our voting stock beneficially owned, as of September 8, 2015 by (i) those persons known by the Company to be owners of more than 5% of Turnpoint Medical Devices, Inc. common stock, (ii) each director, (iii) our Named Executive Officer, and (iv) all executive officers and directors as a group:

Name	Number of Shares Beneficially Owned		Percent of Class (1)
Director and Officer
John R. Toedtman (Chief Executive Officer and Chairman of the Board)	1,913,741	(2)	23.6%
Jerry Ruddle (President and Chief Operating Officer)	862,500	(3)	11.2%
Joerg Klaube (Chief Financial Officer)	700,000	(4)	8.2%
Christopher J. York (Director)	267,000		3.6%

5% Owners
Adec Private Equity	1,298,668	(5)	16.1%
Strategy Advisors, LLC	793,741	(6)	10%
Michael Vieten	1,271,834	(7)	15.6%
Mark L. Winkler Enterprises LLC	1,666,860	(8)	20.5%
George Boyajian	690,000		9.2%

(1)	Applicable percentages are based on 7,510,885 shares outstanding, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, Turnpoint believes that each of the stockholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

(2)	Includes 793,741 shares of which 353,537 shares are Common Stock and 440,204 shares are shares of Common Stock underlying the Warrants held by Strategy Advisors, LLC. John Toedtman has voting and dispositive power over shares held by Strategy Advisors, LLC. Of the remaining 1,120,000 shares, John Toedtman holds 500,000 shares in Common Stock and 600,000 shares in shares of Common Stock underlying the Warrants. Mr. Toedtman’s spouse, Annette Toedtman, holds 20,000 shares of Common Stock.

(3)	Includes incentive stock options to purchase six hundred ninety thousand (690,000) shares of the Company's common stock. As of the date of this prospectus, Mr. Ruddle has vested in, and may exercise his stock option to purchase, 172,500 shares.

(4)	Of these 700,000 shares, Joerg Klaube directly holds 250,000 shares of Common Stock and 400,000 shares of shares of Common Stock underlying the Warrants. Mr. Klaube’s spouse, Linda Klaube, holds 50,000 shares of Common Stock, which have been attributed to Mr. Klaube.

(5)	Of these 1,298,668 shares, 749,334 shares are Common Stock and 549,334 shares are shares of Common Stock underlying the Warrants. Burke Ross has voting and dispositive power over shares held by Adec Private Equity Investments LLC.

(6)	Of these 793,741 shares, 353,537 shares are Common Stock and 440,204 shares are shares of Common Stock underlying the Warrants. John Toedtman has voting and dispositive power over shares held by Strategy Advisors, LLC.
(7)	Of these 1,271,834 shares, 620,917 shares are Common Stock and 650,917 shares are shares of Common Stock underlying the Warrants.
(8)

Of these 1,666,860 shares, 1,037,693 shares are Common Stock and 629,167 shares are shares of Common Stock underlying the Warrants. Markus L. Winkler has voting and dispositive power over shares held by Mark L. Winkler Enterprises LLC.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Since inception, Turnpoint Medical Devices, Inc. has conducted transactions with directors and director related entities. These transactions included the following:

During the first 6 months in 2015, the Company paid $27,000 and $54,000, respectively, to an entity controlled by the chairman and the chief financial officer of the Company, for business and financial advisory (at $5,000 per month) and accounting services (at $4,000 per month). In addition, the Company paid that entity $9,000 for approximately 1,000 square feet of office space, at $1,500 per month. During the three months ended June 30, 2015, the Company also made the following payments for consulting services: (a) $35,000 to the Company’s designated chief executive officer, and (b) $12,500 to its president. Furthermore, in March 2015, the Company issued 100,000 restricted shares to a director.

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During the year ended December 31, 2014, the Company paid $90,500, with an additional $9,500 payable at December 31, 2014, to the above entity controlled by the chairman and the chief financial officer of the Company, for business and financial advisory (at $5,000 per month) and accounting services (at $4,000 per month). In addition, the Company paid that entity $18,000 for approximately 1,000 square feet of office space, at $1,500 per month.

During the period from inception (August 23, 2013) to December 31, 2013, the Company issued 2,400,000 shares and 2,400,000 warrants (exercisable during five years at $1.75) to the founders, including the current chairman and chief financial officer, and an entity controlled by both. In addition, the Company paid $45,500 advisory fees and $10,500 rent for office space to that entity. At that time, the Company also issued 1,380,000 shares to the current president and a consultant who currently is the Company’s chief executive officer, for services performed.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC.

For further information about us and our common stock, you should refer to the registration statement, including the exhibits This prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-202-551-8909. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website at (http://www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

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TURNPOINT MEDICAL DEVICES, INC.

9,962,740 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is November 10, 2015

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$2,192.72
Transfer Agent Fees*	$-
Accounting fees and expenses*	$-
Legal fees and expenses*	$70,000.00
Blue Sky fees and expenses*	$-
Total*	$72,192.72

* Estimated

Item 14. Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

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Item 15. Recent Sales of Unregistered Securities.

During period of time from January 1, 2015 and August 20, 2015, the Company entered into private placement securities purchase agreements with accredited investors pursuant to which the Company issued 1,567,667 shares of its common stock at the price of $1.50 per share, for an aggregate purchase price of $2,351,000 in gross proceeds.

The Company claimed an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) for these securities pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the Investors were “accredited investors” and/or qualified institutional buyers, the Investors had access to information about the Company and its investment, the Investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
3.1	Certificate of Incorporation
3.2	Amendment to Certificate of Incorporation
3.3	By-Laws
4.1	Form of Warrant
4.2	Form of Subscription Agreement
5.1	Opinion of Szaferman, Lakind, Blumstein & Blader, P.C.*
10.1	Asset Purchase And Intellectual Property Assignment Agreement
10.2	Memorandum of Understanding Between TurnPoint Medical Devices, Inc. and Medical Specialties Distributors, LLC
23.1	Consent of Rosenberg Rich Baker Berman & Co.
23.2	Consent of Counsel (included in Exhibit 5.1, hereto)*

*To be filed by amendment

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Delaware, on November 10, 2015.

TURNPOINT MEDICAL DEVICES, INC.

By:	/s/ John Toedtman
John Toedtman
Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities indicated on November 10, 2015.

Signature	Title

/s/ John R. Toedtman	Chief Executive Officer (Principal Executive Officer)
John R. Toedtman	and Chairman of the Board of Directors

/s/ Joerg Klaube	Chief Financial Officer (Principal Financial Officer)
Joerg Klaube

/s/ Christopher J. York	Director
Christopher J. York

42